INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT ON FORM 10 RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS INFORMATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES.

                    SUBJECT TO COMPLETION, DATED JULY 8, 1998

                              INFORMATION STATEMENT

                              DOVER ELEVATORS, INC.
                                  Common Stock
                           (par value $0.01 per share)

      This Information Statement is being furnished by Dover Corporation, a Delaware corporation ("Dover") in connection with the distribution (the "Distribution") to holders of record of the common stock of Dover, par value $1.00 per share ("Dover Common Stock") at the close of business on __________, 1998 (the "Record Date") of one share of common stock, par value $0.01 (the "DEI Common Stock"), of Dover Elevators, Inc., a Delaware corporation ("DEI" or the "Company"), for every five shares of Dover Common Stock owned on the Record Date. Fractional shares, other than those held by participants in certain Dover benefit plans, will be aggregated into whole shares of DEI Common Stock and sold on the open market by the Distribution Agent (as hereinafter defined), with the proceeds thereof distributed to holders who would otherwise be entitled to receive such fractional shares. See "The Distribution - Manner of Effecting the Distribution".

      The Company is a wholly-owned subsidiary of Dover. As a result of transactions entered into in connection with the Distribution as of 11:59:59 p.m., New York City time, on __________, 1998 (the "Distribution Date"), DEI will own substantially all of the businesses and assets of, and will be responsible for substantially all of the liabilities associated with, Dover's elevator businesses.

      The Distribution will be effective on the Distribution Date, subject to satisfaction of certain conditions. No consideration will be paid by Dover's stockholders for shares of DEI Common Stock. There is currently no public market for the DEI Common Stock, although it is expected that a "when issued" trading market will develop prior to the Record Date. Application is expected to be made to list the DEI Common Stock on the New York Stock Exchange (the "NYSE"). Each share of DEI Common Stock will be accompanied by one Preferred Stock Purchase Right (a "Right") of DEI.

           NO VOTE OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS
              DISTRIBUTION. NO PROXIES ARE BEING SOLICITED, AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS INFORMATION. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE DATE OF THIS INFORMATION STATEMENT IS ___________, 1998.

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
SUMMARY....................................................................   2
      Dover Elevators, Inc.................................................   2
      The Distribution.....................................................   3
      Summary Consolidated Financial Data..................................   7

INTRODUCTION...............................................................   8

RISK FACTORS...............................................................   9
      Cyclicality of the Real Estate Construction Industry.................   9
      Competition..........................................................   9
      Product Liability and Insurance......................................   9
      Indebtedness.........................................................  10
      Unionized Labor Force................................................  10
      Absence of Prior Trading Market for DEI Common Stock.................  10
      Certain Antitakeover Effects.........................................  11
      Potential Taxation...................................................  11
      No Experience Operating as an Independent Public Company.............  11
      Year 2000 Compliance.................................................  12

THE DISTRIBUTION...........................................................  13
      Reasons for the Distribution.........................................  13
      Manner of Effecting the Distribution.................................  13
      Results of the Distribution..........................................  14
      Certain Federal Income Tax Consequences of the Distribution..........  14
      Listing and Trading of DEI Common Stock..............................  15

RELATIONSHIP BETWEEN DOVER AND DEI AFTER THE DISTRIBUTION..................  16
      Distribution Agreement...............................................  16
      Tax Sharing Agreement................................................  16
      Employee Matters Agreement...........................................  17
      Insurance Arrangements Agreement.....................................  17
      Intellectual Property Agreement......................................  17
      Office Sublease......................................................  17

FINANCING..................................................................  18

DIVIDEND POLICY............................................................  18

SELECTED CONSOLIDATED FINANCIAL DATA.......................................  19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS..................................................  20

      Overview.............................................................  20
      Results of Operations................................................  21
      Liquidity and Capital Resources......................................  24
      Management Information Systems and the Impact of Year 2000...........  26
      Cyclicality..........................................................  26

BUSINESS...................................................................  28
      Overview ............................................................  28
      Industry ............................................................  28
            General........................................................  28
            Types of Elevators.............................................  29
            Industry Activities............................................  30
      Strategy.............................................................  31
      Manufacturing........................................................  31
            Facilities.....................................................  31
            Materials......................................................  32
            Research and Development.......................................  32
            Backlog........................................................  33
      Distribution and Markets.............................................  33
            North America Operations ......................................  33
            International Operations.......................................  33
      Customers............................................................  33
      Competition..........................................................  34
      Intellectual Property................................................  34
      Employees............................................................  34
      Environmental Matters................................................  35
      Government and Other Regulation and Safety Codes ....................  35
      Legal Proceedings....................................................  35
      Year 2000............................................................  36

MANAGEMENT.................................................................  37
      The Board of Directors of DEI........................................  37
      Board Compensation and Benefits......................................  37
      Committees of the Board .............................................  37
      Executive Officers...................................................  37
      Executive Compensation...............................................  39
      Retirement Plans.....................................................  42
      Change of Control Provisions.........................................  44
      Performance Program..................................................  45
      Incentive Stock Option Plan..........................................  45
      Dover Stock Option Plan Conversion...................................  47

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF DEI.....................  48

DESCRIPTION OF CAPITAL STOCK...............................................  49
      Common Stock.........................................................  49
      Preferred Stock......................................................  50

      Dividends............................................................  50

CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE
   CERTIFICATE OF INCORPORATION, THE BYLAWS, DELAWARE LAW AND
   THE RIGHTS AGREEMENT....................................................  51
      Number of Directors; Removal; Filling Vacancies......................  51
      No Stockholder Action by Written Consent; Special Meetings...........  51
      Advance Notice Provisions for Stockholder Nominations and Stockholder
            Proposals......................................................  52
      Amendment of Certain Provisions of the Certificate of Incorporation
            and Bylaws.....................................................  53
      Preferred Stock......................................................  54
      Repurchase of Stock..................................................  55
      Business Combinations................................................  55
      Delaware Law.........................................................  56
      Relationship of Article Ten to Section 203...........................  57
      Rights Agreement.....................................................  58

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS....................  60
      Elimination of Liability of Directors................................  60
      Indemnification of Directors and Officers............................  61

AVAILABLE INFORMATION......................................................  63

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.................................  64

                              INFORMATION STATEMENT

      This Information Statement is being furnished solely to provide information to stockholders of Dover who will receive shares of DEI Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Dover or DEI. The information contained in this Information Statement is believed to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither Dover nor DEI will update the information except in the normal course of their respective public disclosures.


                          FORWARD-LOOKING STATEMENTS

      This Information Statement contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. Such statements relate to, among other things, the industry in which DEI operates, the U.S. economy, earnings, cash flow and operating improvements and are indicated by words or phrases such as "anticipates," "supports," "plans", "projects," "expects," "should," "hopes," "forecasts," "believes," "estimates," "intends" and similar words or phrases. Such statements may also be made by management orally. Forward-looking statements are subject to inherent uncertainties and risks, including among others: increasing price and product/service competition by domestic and foreign competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost effective basis; the mix of products/services; the achievement of lower costs and expenses; domestic and foreign governmental and public policy changes including environmental regulations; protection and validity of patent and other intellectual property rights; the cyclical nature of DEI's business; the outcome of pending and future litigation; and relations with unionized employees. In addition, such statements could be affected by general industry market conditions and growth rates, and general domestic and international economic conditions. In light of these risks and uncertainties, actual events and results may vary significantly from those included or contemplated or implied by such statements.

                                     SUMMARY

      This summary is qualified by the more detailed information set forth elsewhere in this Information Statement, which should be read in its entirety. Unless the context otherwise requires, (i) "Dover" refers to Dover Corporation and its subsidiaries, (ii) "DEI" and the "Company" refers to Dover Elevators, Inc. and its subsidiaries after the Distribution Date and to the elevator operations of Dover prior to the Distribution Date. Dover sold substantially all its European elevator operations in 1997 and such operations are not included in DEI's operations.

                              DOVER ELEVATORS, INC.

      DEI is the leading manufacturer and installer of new elevators in the United States, and is a leading provider of post-installation elevator services in the United States and Canada. DEI believes that it had the second largest market share in 1997 in the combined U.S. elevator market, consisting of both new elevator sales and installation and post-installation services.

      DEI is the largest manufacturer and installer of "hydraulic" elevators and a major manufacturer and installer of "traction" elevators in the United States, where DEI derives most of its revenues. DEI has been the leader in the production and installation of hydraulic elevators in the United States for over 30 years and had a 1997 share of over 40% of this market --nearly twice that of the next largest participant. DEI also accounts for approximately 30% of the production and installation of traction elevators in the U.S. market in 1997 (exceeded by only one other participant), making DEI the largest factor in the total new elevator market in the United States, measured both in number of units sold and sales revenues. DEI derived approximately 60% of its total 1997 revenues from the production and installation of elevators.

      DEI provides contract maintenance for a significant portion of the units manufactured and installed by DEI, and also provides contract maintenance for elevators, escalators and other types of vertical transportation equipment manufactured by others.

      DEI manufactures a large selection of pre-engineered and custom designed elevators and elevator components at two plants located in Tennessee and Mississippi. It currently installs, modernizes and services elevators throughout the United States and Canada through a network of approximately 120 field offices run by wholly-owned subsidiaries. DEI also sells equipment to distributors and operates joint ventures in select international markets, including China and Australia.

      DEI plans to pursue a focused-growth strategy designed to achieve both increased revenue and increased earnings. The key elements of this strategy include: maintaining DEI's leadership in the U.S. hydraulic market, continuing DEI's efficient operations, the pursuit of select international operations and consideration of acquisition opportunities.

      Dover Elevators, Inc. was incorporated on July 7, 1998 in Delaware to serve as a holding company for all of Dover's elevator businesses. DEI's principal executive offices are located at 280 Park Avenue, New York, New York 10017.


                                THE DISTRIBUTION

Distributing Company...............   Dover Corporation.

Dover Elevators, Inc...............   DEI is the leading manufacturer and installer of
                                      new elevators in the United States and a leading
                                      provider of post-installation elevator services in
                                      the United States and Canada.  DEI is the largest
                                      manufacturer and installer of "hydraulic"
                                      elevators and a major manufacturer and installer
                                      of "traction" elevators in the United States.  DEI
                                      provides contract maintenance for a significant
                                      portion of the units manufactured and installed by
                                      DEI, and also provides contract maintenance for
                                      elevators, escalators and other types of vertical
                                      transportation equipment manufactured by others.

Distribution Ratio.................   One share of DEI Common Stock, together with
                                      the associated Right, for every five shares of
                                      Dover Common Stock.  Fractional shares, other
                                      than those held by participants in certain Dover
                                      benefit plans, will be aggregated into whole
                                      shares of DEI Common Stock and sold on the
                                      open market by the Distribution Agent, with the
                                      proceeds thereof distributed to holders who would
                                      otherwise be entitled to receive such fractional
                                      shares.  See "The Distribution - Manner of
                                      Effecting the Distribution".  No payment need be
                                      made by Dover stockholders for the shares of DEI
                                      Common Stock to be received by them, nor will
                                      they be required to surrender or exchange Dover
                                      Common Stock in order to receive DEI Common
                                      Stock.

Shares to be Distributed...........   Approximately 44.6 million shares of DEI
                                      Common Stock, together with the associated
                                      Rights, based on the number of shares of Dover

                                      Common Stock outstanding as of March 31,
                                      1998. Dover will retain no ownership in
                                      DEI.

Conditions to the Distribution.....   The Distribution is subject to a number of
                                      conditions, including (i) a favorable ruling of the
                                      Internal Revenue Service (the "IRS") concerning
                                      the tax-free nature of the Distribution, (ii) various
                                      regulatory approvals (including declaration of
                                      effectiveness of the Registration Statement of
                                      which this Information Statement is a part by the
                                      Securities and Exchange Commission), and (iii)
                                      approval by Dover's Board of Directors of the
                                      final terms of the Distribution, including, without
                                      limitation, the formal declaration of a dividend to
                                      Dover's stockholders and other specific actions
                                      necessary to the Distribution.  The Dover Board
                                      of Directors may amend, modify or abandon the
                                      Distribution at any time prior to the Distribution
                                      Date.

Trading Market and Symbol..........   There is currently no public market for the DEI
                                      Common Stock.  Application is expected to be
                                      made to list the DEI Common Stock on the NYSE
                                      under the symbol "____".  It is presently
                                      anticipated that the DEI Common Stock will be
                                      approved for listing on the NYSE prior to the
                                      Distribution Date, and that trading will commence
                                      on a "when issued" basis prior to the Record
                                      Date.

Record Date........................   _______________, 1998.

Distribution Agent.................   Harris Trust & Savings Bank.

Distribution Date..................   ______________, 1998.  Dover will transfer
                                      shares of DEI to the Distribution Agent for the
                                      benefit of the record holders of Dover Common
                                      Stock at the close of business on the Record Date.
                                      DEI will participate in the Direct Registration
                                      System to effect the Distribution, and shares of
                                      DEI Common Stock will be distributed to Dover
                                      stockholders in book-entry form.  Commencing
                                      on or about the Distribution Date, the Distribution
                                      Agent will begin mailing account statements

                                      reflecting ownership of shares of DEI Common
                                      Stock to such holders of record of Dover
                                      Common Stock.  See "The Distribution - Manner
                                      of Effecting the Distribution".

Tax Consequences...................   Dover has applied for a ruling from the IRS to the
                                      effect that the Distribution will be tax free to
                                      Dover and its stockholders for U.S. Federal
                                      income tax purposes.  Receipt of such a ruling is
                                      a condition to the Distribution.  See "The
                                      Distribution  -- Certain Federal Income Tax
                                      Consequences of the Distribution" for a more
                                      detailed description of the Federal income tax
                                      consequences of the Distribution.

Reasons for the Distribution.......   Dover's management and Board of Directors have
                                      concluded that the Distribution is in the best
                                      interests of Dover and its stockholders.  They
                                      believe that the Distribution will enable Dover
                                      and DEI to resolve certain management,
                                      operational and financial differences which result
                                      from operating dissimilar businesses within the
                                      same corporate group and to facilitate possible
                                      future tax-free acquisitions by each company
                                      using its own stock.

Relationship between Dover and DEI
after the Distribution.............   After the Distribution, Dover will have no
                                      ownership interest in DEI, and DEI will be an
                                      independent publicly-owned company.  Dover and
                                      DEI have entered and will enter into agreements
                                      governing certain aspects of their relationship
                                      subsequent to the Distribution.  The agreements
                                      provide for allocation of assets, liabilities and
                                      responsibilities between them with respect to
                                      employee benefits, compensation and intellectual
                                      property, for allocation of certain insurance
                                      responsibilities and for allocation of tax and
                                      certain other liabilities between them for periods
                                      prior to and after the Distribution.  They also
                                      provide for each party to make certain records
                                      available to the other.

Preferred Stock Purchase Rights....   As of the Distribution Date, DEI will have
                                      adopted a Rights Agreement (the "Rights
                                      Agreement").  Certificates, if any, and book entry
                                      credits issued in the Distribution representing
                                      shares of DEI Common Stock will also represent
                                      an equivalent number of associated Rights.  See
                                      "Certain Antitakeover Effects of Certain
                                      Provisions of the Certificate of Incorporation, the
                                      Bylaws, Delaware Law and the Rights
                                      Agreement".

Certain Antitakeover Effects.......   DEI's Certificate of Incorporation and Bylaws, as
                                      each will be in effect as of the Distribution, the
                                      Delaware General Corporation Law ("Delaware
                                      Law") and the Rights Agreement contain
                                      provisions that could make more difficult a
                                      change in control of DEI in a transaction not
                                      approved by the Board of Directors of DEI.  See
                                      "Risk Factors -- Certain Antitakeover Effects"
                                      and "Certain Antitakeover Effects of Certain
                                      Provisions of the Certificate of Incorporation, the
                                      Bylaws, Delaware Law and the Rights
                                      Agreement".

DEI Dividend Policy................   The payment and level of cash dividends by DEI
                                      after the Distribution will be subject to the
                                      discretion of the DEI Board of Directors.
                                      Dividend decisions will be based on a number of
                                      factors including DEI's operating results and
                                      financial requirements on a stand-alone basis as
                                      well as credit agreement and legal restrictions
                                      relating thereto.  See "Dividend Policy".

Risk Factors.......................   Stockholders should carefully consider the matters
                                      discussed under the section entitled "Risk Factors"
                                      in this Information Statement.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

            The following table summarizes certain selected consolidated financial data(1) which has been derived from DEI's audited consolidated financial statements as of and for each of the three years in the period ended December 31, 1997 and DEI's unaudited consolidated financial statements as of and for each of the two years in the period ended December 31, 1994 and as of and for the end of each of the three month periods ended March 31, 1997 and 1998. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of unaudited information have been included. The interim results of operations may not be indicative of the results for the full year. This summary consolidated financial information should be read in conjunction with the information set forth under "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement.

                                                                                                                 Unaudited
                                     Unaudited                                                                  Three months
                                     Year ended                           Year ended                               ended
                                    December 31,                          December 31,                           March 31,
                              ------------------------      ---------------------------------------       -----------------------
                                 1993           1994           1995           1996           1997           1997          1998
                              ---------       --------      ---------       --------      ---------       --------      --------
                                                                         (in thousands)
Net sales                     $ 703,488       $720,646      $ 751,596       $795,907      $ 852,871       $202,085      $218,575

Net earnings(2)                  29,741         21,007         21,312         51,001         56,097         14,163        15,912

Total assets                    315,731        294,642        321,177        350,377        391,929        349,575       407,150

Long-term obligations
   Due to (from) Dover
   Corporation                  (60,892)        11,289         (5,615)        14,996         (1,342)         7,068         7,113
   Deferred compensation          6,403          7,304          6,062          9,532         15,008         11,820        13,517

(1) Dover Elevators, Inc. was formed in July 1998 to be the holding company for Dover Elevator International, Inc and subsidiaries as of the Distribution Date. The financial data shown is for Dover Elevator International, Inc and subsidiaries and does not include the results of European Elevator operations sold by Dover Corporation in June 1997.

(2) After special charges in the amount of $1,950 for 1997 ($3,000 pretax; $1,050 tax); $18,384 for 1995 ($30,427 pretax; $12,043 tax) and $6,773 for
      1994 ($11,500 pretax; $4,727 tax).

                                 INTRODUCTION

      On May 7, 1998, the Board of Directors of Dover announced a plan to distribute the DEI Common Stock to all holders of outstanding Dover Common Stock. On _______, 1998, the Dover Board of Directors formally approved the Distribution and declared a dividend payable to each holder of record at the close of business on the Record Date of one share of DEI Common Stock for every five shares of Dover Common Stock held by such holder at the close of business on the Record Date. As a result of the Distribution, 100% of the outstanding shares of DEI Common Stock will be distributed to Dover stockholders on a pro rata basis. The Distribution will be made on or about _______, 1998.

      Stockholders of Dover with questions concerning the Distribution should contact the Distribution Agent at ________________ or Dover Corporation, Corporate Secretary, 280 Park Avenue, New York, New York 10017, telephone number
(212) 922-1640. After the Distribution Date, stockholders of DEI with inquiries related to their investment in DEI should contact Dover Elevators, Inc., 280 Park Avenue, New York, New York 10017, telephone number (212) 599-4310.

NO PERSON IS AUTHORIZED BY DOVER OR DEI TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                  RISK FACTORS


CYCLICALITY OF THE REAL ESTATE CONSTRUCTION INDUSTRY

      Historically, new elevator sales by DEI have been subject to cyclical variations based, among other things, on general economic conditions and, in particular, on conditions in the real estate construction industry. During periods of expansion in real estate construction activity, DEI has generally benefited from increased new building activity and demand for new elevator installations. Conversely, during recessionary times, DEI has been adversely affected by reduced demand for new installations. However, the majority of DEI's earnings are derived from its participation in the elevator service sector, where volume and pricing are generally less affected by the state of the real estate construction industry. Nevertheless, there can be no assurance that a decline in general economic conditions or the real estate construction industry will not have a material adverse impact on DEI. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Cyclicality".

COMPETITION

      The markets in which DEI operates are highly competitive. Competition in each of DEI's markets is generally based on cost, customer service and technology. DEI competes for new construction in the United States primarily with the other four leading elevator manufacturers -- Otis Elevator Company, a division of United Technologies ("Otis"), and the elevator operations of Kone Corporation, a Finnish company ("Kone"), Schindler Holding Ltd., a Swiss company ("Schindler"), and Thyssen Industrie, a German company ("Thyssen") -- and also competes to a lesser degree with small, locally-based independent companies. Competition in the elevator service sector is also intense. There can be no assurance that DEI will be able to maintain its competitive position or that the actions of competitors will not have a material adverse impact on DEI. See "Business -- Competition".

PRODUCT LIABILITY AND INSURANCE

      Due to the nature of its business, DEI is routinely involved in resolving claims relating to elevator incidents. DEI currently maintains insurance policies and self-insures in amounts and with coverage and deductibles that it deems appropriate, based on the nature and risks of its business, historical experience and industry standards. There can be no assurance, however, that the insurance desired by DEI will be available at acceptable rates, or claims in excess of the Company's insurance coverage or claims not covered by insurance will not have a material adverse effect on the Company. See "Relationship Between Dover and DEI After the Distribution -- Insurance Arrangements Agreement" and "Business -- Legal Proceedings".

INDEBTEDNESS

      In connection with the Distribution, DEI will incur indebtedness to financial institutions currently estimated to be between $175 and $200 million, the proceeds of which will remain with Dover. After the Distribution, DEI will have indebtedness that is significant in relation to its stockholders' equity.

      While management believes DEI's cash flow will be sufficient to service its debt and to reinvest in its business, a significant amount of DEI's cash flow will be dedicated to payments of interest on debt. Covenants in the credit facility or other financing agreements relating to such debt may restrict DEI's ability to dispose of assets, incur additional indebtedness, pay dividends, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures or engage in other corporate activities without the consent of its lenders. In addition, DEI's ability to obtain additional financing on favorable terms may be reduced by reason of such indebtedness. See "Relationship Between Dover and DEI After the Distribution - Distribution Agreement", "Financing", and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

UNIONIZED LABOR FORCE

      Approximately 60% of DEI's employees are represented by labor unions. The largest portion of DEI's unionized employees are represented by the International Union of Elevator Contractors under a labor contract expiring in July 2002. This is a national labor contract, negotiated by an industry management committee and its terms are substantially the same for all five major elevator companies operating in the U.S., including DEI. Although DEI considers its relations with its unionized employees and union representatives to be satisfactory, there can be no assurance that DEI will be able to successfully negotiate new union contracts or that its union employees will not engage in strikes or work slowdowns or stoppages. Such strikes or work slowdowns or stoppages and the resultant adverse impact on DEI's relationship with its customers could have a material adverse effect on DEI's business, financial condition and results of operations. See "Business-- Employees", and "Business-- Legal Proceedings".

ABSENCE OF PRIOR TRADING MARKET FOR DEI COMMON STOCK

      There is currently no public trading market for DEI Common Stock. Application is expected to be made to list the DEI Common Stock on the NYSE under the symbol "_____". It is presently anticipated that the DEI Common Stock will be approved for listing on the NYSE prior to the Distribution Date, and trading is expected to commence on a "when-issued" basis prior to the Record Date. The term "when issued" indicates a conditional transaction in a security authorized for issuance but not as yet actually issued. All "when-issued" transactions are on an "if" basis, to be settled if and when the actual security is issued and the NYSE rules the transactions are to be settled.

      There can be no assurance as to the prices at which the DEI Common Stock will trade before, on or after the Distribution Date. Until the DEI Common Stock is fully distributed and an orderly trading market develops in the DEI Common Stock, the price at which such stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for the DEI Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for DEI Common Stock, (ii) developments affecting DEI's business, (iii) investor perception of DEI, and (iv) general economic and market conditions. See "The Distribution -- Listing and Trading of DEI Common Stock".

CERTAIN ANTITAKEOVER EFFECTS

      The Certificate of Incorporation and Bylaws of DEI, certain sections of Delaware Law and the Rights Agreement contain several provisions that may make the acquisition of control of DEI in a transaction not approved by the Board more difficult or expensive. See "Certain Antitakeover Effects of Certain Provisions of the Certificate of Incorporation, the Bylaws, Delaware Law and the Rights Agreement".

POTENTIAL TAXATION

      DEI will enter into a Tax Sharing Agreement pursuant to which, among other things, DEI will agree to indemnify Dover for taxes imposed as a result of certain transactions, including a sale of 50% or more of the assets of DEI or DEI engaging in certain equity or financing transactions, that cause the loss, directly or indirectly, of the favorable tax treatment of the Distribution under
Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"). The Tax Sharing Agreement will also require DEI to take certain actions to preserve the favorable tax treatment provided for rulings to be obtained from the IRS in respect of the Distribution. If DEI causes the loss of such favorable tax treatment, DEI's indemnification obligations could have a material adverse effect on the results of operations and financial position of DEI. See "The Distribution -- Certain Federal Income Tax Consequences of the Distribution" and "Relationship Between Dover and DEI After the Distribution -- Tax Sharing Agreement".

NO EXPERIENCE OPERATING AS AN INDEPENDENT PUBLIC COMPANY

      DEI's success in operating as an independent public company will depend, in part, on the ability of its management to successfully administer the additional obligations associated therewith. The management of DEI, although experienced in managing Dover's elevator business, does not have experience operating an independent public company. DEI has historically relied on Dover for certain administrative services such as tax and group credit facility administration and securities law compliance. After the Distribution, DEI will handle these functions on its own. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

YEAR 2000 COMPLIANCE

      Because most of DEI's elevator controllers are not "date aware", management does not expect the operations of elevators containing such controllers to be affected by the Year 2000 problem. DEI has tested its controllers that are "date aware" and believes that such controllers will not be affected by the date rollover. DEI has also conducted an examination of its operations, is currently in the process of installing a new integrated information system which is Year 2000 compliant, and by year end expects to have updated, modified or replaced other systems which could be affected by the Year 2000 problem and have a material effect on DEI's business, financial condition or results of operations, including those which later will be converted to the new Year 2000 compliant integrated system. DEI is currently reviewing its suppliers to determine whether they are Year 2000 compliant. The financial impact to DEI to ensure year 2000 compliance has not been and is not anticipated to be material to its business, financial condition or results of operations.

                                THE DISTRIBUTION

REASONS FOR THE DISTRIBUTION

      Dover management has proposed the Distribution to enable Dover and DEI to resolve certain management, operational and financial differences which result from operating dissimilar businesses within the same corporate group and to facilitate possible future tax-free acquisitions by each company using its own stock.

MANNER OF EFFECTING THE DISTRIBUTION

      On or before the Distribution Date, Dover will transfer to Harris Trust & Savings Bank, as Distribution agent (the "Distribution Agent"), for the benefit of holders of record of Dover Common Stock at the close of business on ______________, 1998 (the "Record Date"), all shares of DEI Common Stock then owned by Dover.

      The Distribution will be made to holders of record of Dover Common Stock at the close of business on the Record Date, without any consideration being paid by such holders, on the basis of one share of DEI Common Stock, together with the associated Right, for every five shares of Dover Common Stock held on the Record Date. DEI will participate in the Direct Registration System to effect the Distribution, and shares of DEI Common Stock will be distributed to Dover stockholders in book-entry form. Commencing on or about the Distribution Date, the Distribution Agent will begin mailing account statements reflecting ownership of shares of DEI Common Stock to such holders of record of Dover Common Stock. Any DEI stockholders that would like to receive a certificate representing their shares may contact the Distribution Agent. The shares of DEI Common Stock will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. See "Description of Capital Stock -- Common Stock".

      No fractional shares will be distributed as part of the Distribution, other than fractional shares which will be credited to the accounts of participants in certain Dover retirement plans as described below. The Distribution Agent will aggregate fractional shares, other than those held by participants in such plans, into whole shares of DEI Common Stock and sell them on the open market at prevailing prices on behalf of holders who would otherwise be entitled to receive such fractional share interests. Any such persons entitled to receive at least $0.01 will receive a cash payment for their portion of the total sale proceeds. Any persons entitled to receive less than $0.01 will have their fractional shares canceled.

      Distribution of DEI Common Stock with respect to Dover Common Stock held in the Dover retirement plans will be credited to participant's accounts. Fractional shares will be credited with respect to each of these plans.

      The Distribution is subject to a number of conditions, including (i) a favorable ruling of the IRS concerning the tax-free nature of the Distribution,
(ii) various regulatory approvals

(including declaration of effectiveness of the Registration Statement of which this Information Statement is a part by the Securities and Exchange Commission), and (iii) approval by Dover's Board of Directors of the final terms of the Distribution, including without limitation, the formal declaration of a dividend to Dover's stockholders and other specific actions necessary to the Distribution.

      The Dover Board of Directors may amend, modify or abandon the Distribution at any time prior to the Distribution Date.

RESULTS OF THE DISTRIBUTION

      Subsequent to the Distribution, which will be effective at 11:59:59 p.m., New York City time, on the Distribution Date, DEI will operate as an independent elevator company, and Dover will continue to conduct its other businesses. Immediately after the Distribution, DEI will be owned by the stockholders of Dover.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

      Prior to the Distribution, Dover expects to receive a ruling from the IRS to the effect that the Distribution will qualify as a tax-free Distribution under Sections 355 and 368 of the Code, and, accordingly, that (i) except as described below with respect to fractional shares, Dover stockholders will not recognize income, gain or loss upon the receipt of shares of DEI Common Stock;
(ii) the aggregate tax basis of the shares of Dover Common Stock and DEI Common Stock (including any fractional share interests to which a Dover stockholder is entitled) held by a Dover stockholder after the Distribution will be the same as the tax basis of the shares of Dover Common Stock held by such stockholder immediately before the Distribution, and will be allocated between the shares of DEI Common Stock and Dover Common Stock in proportion to their relative fair market values on the Distribution Date; (iii) the holding period of the shares of DEI Common Stock received by a Dover stockholder (including any fractional share interests to which a Dover stockholder is entitled) will include the holding period of the shares of Dover Common Stock with respect to which the Distribution was made, provided that the shares of Dover Common Stock are held as a capital asset by such stockholder on the Distribution Date; and (iv) cash received in lieu of fractional share interests in DEI Common Stock will give rise to gain or loss equal to the difference between the amount of cash received and the tax basis allocable to such fractional share interests. Such gain or loss will be capital gain or loss if the shares of Dover Common Stock are held as a capital asset on the Distribution Date.

      U.S. Treasury regulations require each Dover stockholder that receives shares of DEI Common Stock in the Distribution to attach to the holder's U.S. Federal income tax return for the year in which such stock is received a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the Distribution. Within a reasonable time after the Distribution, Dover will provide each Dover stockholder of record as of the Record Date with the information necessary to comply with that requirement, and will provide information regarding the allocation of basis described in clause (ii) above.

      The foregoing is a summary of the material U.S. Federal income tax consequences of the Distribution under the law in effect as of the date of this Information Statement. IT DOES NOT PURPORT TO COVER ALL INCOME TAX CONSEQUENCES AND MAY NOT APPLY TO STOCKHOLDERS WHO ACQUIRED THEIR DOVER SHARES IN CONNECTION WITH A GRANT OF SHARES AS COMPENSATION, WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. All Dover stockholders should consult their own tax advisors regarding the appropriate income tax treatment of their receipt of DEI Common Stock, including the application of Federal, state, local and foreign tax laws, and the effect of possible changes in tax law that may affect the tax consequences described above.

LISTING AND TRADING OF DEI COMMON STOCK

      There is currently no public trading market for the DEI Common Stock. Application is expected to be made to list the DEI Common Stock on the NYSE under the symbol "_____". It is presently anticipated that the DEI Common Stock will be approved for listing on the NYSE prior to the Distribution Date, and that trading will commence on a "when-issued" basis prior to the Record Date. The term "when issued" indicates a conditional transaction in a security authorized for issuance but not as yet actually issued. All "when-issued" transactions are on an "if" basis, to be settled if and when the actual security is issued and the NYSE rules the transactions are to be settled.

      There can be no assurance as to the prices at which the DEI Common Stock will trade before, on or after the Distribution Date. Until the DEI Common Stock is fully distributed and an orderly trading market develops in the DEI Common Stock, the price at which such stock trades may fluctuate significantly and may be lower or higher than the respective price that would be expected for a fully distributed issue. Prices for the DEI Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for DEI Common Stock, (ii) developments affecting DEI's business, (iii) investor perception of DEI, and (iv) general economic and market conditions. See "Risk Factors -- Absence of Prior Trading Market for DEI Common Stock". As of February 27, 1998, there were 13,040 record holders of Dover Common Stock, which approximates the number of prospective record holders of DEI Common Stock.

      Shares of DEI Common Stock issued in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be affiliates of DEI ("Affiliates") under the Securities Act of 1933, as amended (the "Securities Act"). Affiliates would generally include individuals or entities that control, are controlled by, or are under common control with DEI and will include certain officers and directors of DEI. Persons who are Affiliates of DEI will be permitted to sell their shares of DEI Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

      RELATIONSHIP BETWEEN DOVER AND DEI AFTER THE DISTRIBUTION

      For the purpose of governing certain of the relationships between Dover and DEI after the Distribution, Dover and DEI will enter into the various agreements described below. The agreements summarized below have been filed as exhibits to the Registration Statement of which this Information Statement is a part, and the following summaries are qualified in their entirety by reference to the definitive agreements.

DISTRIBUTION AGREEMENT

      Dover and DEI will enter into a Distribution and Indemnity Agreement (the "Distribution Agreement") providing for, among other things, the principal corporate transactions to effect the Distribution and certain other agreements governing the relationship between Dover and DEI with respect to and in consequence of the Distribution.

      Subject to certain exceptions, the Distribution Agreement provides for certain cross-indemnities designed principally to place financial responsibility for the liabilities of DEI with DEI and financial responsibility for the liabilities of Dover with Dover. The Distribution Agreement also provides that each of Dover and DEI will indemnify the other in the event of certain liabilities arising under the federal securities laws.

      In the Distribution Agreement, each of Dover and DEI has agreed to make available to the other for a limited period certain administrative services to assist in effecting an orderly transition following the Distribution. The party providing such services will be entitled to reimbursement for all direct costs of providing such services, including amounts relating to supplies, disbursements and other out-of-pocket expenses. These costs are not expected to be material.

      The Distribution Agreement provides that, except as otherwise set forth therein or in the other agreements between Dover and DEI relating to the Distribution, all costs and expenses arising prior to the Distribution Date in connection with the Distribution will be paid by Dover.

TAX SHARING AGREEMENT

      Dover and DEI will enter into a Tax Sharing Agreement (the "Tax Sharing Agreement") that reflects each party's rights and obligations with respect to payments and refunds of taxes attributable to periods beginning prior to and including the Distribution Date and taxes resulting from transactions effected in connection with the Distribution. The Tax Sharing Agreement will provide for payments between the two parties for certain tax adjustments made after the Distribution that cover pre-Distribution tax liabilities. Other provisions will cover the handling of audits, settlements, elections, and return filing in cases where both parties have an interest. Pursuant to the Tax Sharing Agreement, DEI will agree to indemnify Dover for taxes imposed as a result of certain transactions, including a sale of 50% or more of the assets of DEI or DEI engaging in certain equity or financing transactions, that cause the loss, directly or indirectly, of the favorable tax treatment of the Distribution under Section 355 of the Code. The Tax Sharing Agreement will also require DEI to take certain actions to preserve the favorable tax treatment provided for in rulings to be obtained from the IRS in respect of the Distribution. See "The Distribution -- Certain Federal Income Tax Consequences of the Distribution" and "Risk Factors -- Potential Taxation".

EMPLOYEE MATTERS AGREEMENT

      Dover and DEI will enter into an Employee Matters Agreement (the "Employee Matters Agreement") providing for the treatment of employee benefit matters, primarily retirement benefits, and other compensation arrangements for certain former and current employees of DEI.

INSURANCE ARRANGEMENTS AGREEMENT

      Prior to the Distribution, DEI participated in a partially self-insured program with Dover whereby Dover and DEI took responsibility for claims of up to $1 million plus amounts in excess of coverage provided by commercial insurance policies. Dover and DEI will enter into an Insurance Arrangements Agreement providing that DEI will be responsible for all payments of claims and related costs made with respect to the elevator business after the Distribution Date regardless of the date of occurrence of the event which gave rise to the claim.

INTELLECTUAL PROPERTY AGREEMENT

      DEI has been using the "Dover" trade name, trademark and service mark (the "Dover Intellectual Property") on products, equipment, facilities, stationery, advertising and promotional materials. Dover and DEI will enter into an Intellectual Property Agreement (the "Intellectual Property Agreement") pursuant to which Dover will grant DEI a royalty-free license to use the Dover Intellectual Property in connection with DEI's elevator business. This license will be perpetual, except that DEI's right to use the Dover Intellectual Property will terminate two years from the date of the occurrence of either (i) a Change in Control of DEI (as defined in the Intellectual Property Agreement) or (ii) a material change in the nature of DEI's business (with such determination to be made in the sole judgment of Dover).

OFFICE SUBLEASE

      DEI's executive offices will be located in space sublet from Dover on terms which DEI believes equivalent to market rates determined after arms-length negotiation.

                                    FINANCING

      On the Distribution Date, DEI's management expects to enter into a five-year, unsecured revolving credit facility (the "Credit Facility") with a syndicate of commercial banks and financial institutions. The Credit Facility will enable DEI to borrow funds at variable interest rates on a revolving credit basis up to an aggregate amount of $250 million, subject to the terms and conditions thereof. The Credit Facility will contain certain representations and warranties, conditions, affirmative, negative and financial covenants, and events of default customary for such facilities. At the time of the Distribution, Dover Corporation will be the obligor under the Credit Facility and will borrow approximately $175 to 200 million thereunder. When the Distribution occurs, the proceeds of such borrowing will remain with Dover, DEI will become the obligor under the Credit Facility and Dover will be released as the obligor with respect thereto. After the Distribution Date, unused amounts available under the Credit Facility will be available for DEI's working capital requirements and general corporate purposes.

                                 DIVIDEND POLICY

      The payment and level of cash dividends, if any, declared by DEI after the Distribution will be subject to the discretion of the DEI Board. Dividend decisions will be based on a number of factors, including DEI's operating results and financial requirements on a stand-alone basis as well as credit agreement and legal restrictions relating thereto. See "Management's Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources".

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following table summarizes certain selected consolidated financial data(1) which has been derived from DEI's audited consolidated financial statements as of and for each of the three years in the period ended December 31, 1997 and DEI's unaudited consolidated financial statements as of and for each of the two years in the period ended December 31, 1994 and as of and for each of the three month periods ended March 31, 1997 and 1998. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of unaudited information have been included. The interim results of operations may not be indicative of the results for the full year. This selected consolidated financial data should be read in conjunction with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement.


                                               Unaudited                                                           Unaudited
                                               Year ended                        Year ended                   Three months ended
                                               December 31,                      December 31,                      March 31,
                                           ----------------------    -----------------------------------     --------------------
                                              1993         1994         1995         1996         1997         1997        1998
                                           ---------     --------    ---------     --------    ---------     --------    --------
                                                                   (in thousands except per share figures)
EARNINGS STATEMENT DATA:
Net sales                                  $ 703,488     $720,646    $ 751,596     $795,907    $ 852,871     $202,085    $218,575
Gross profit(2)                              159,907      170,164      183,233      216,162      239,136       57,423      64,011
Operating profit(2)                           47,800       38,884       48,185       80,629       90,655       22,415      24,714
Earnings before taxes on
   income(2)                                  48,751       33,468       32,502       82,317       90,091       22,750      24,753
Taxes on income(2)                            19,010       12,461       11,190       31,316       33,994        8,587       8,839
Net earnings(2)                               29,741       21,007       21,312       51,001       56,097       14,163      15,912

OTHER OPERATING DATA:
Bookings                                     374,447      374,524      401,701      429,076      519,971      146,838     156,919
Capital Expenditures                           5,214        9,189        9,251        9,987       21,941        3,204       8,860
Working Capital                               76,313       65,143       77,023       89,393      109,342       94,747     123,248

BALANCE SHEET DATA (AT PERIOD END):
Total Assets                                 315,731      294,642      321,177      350,377      391,929      349,575     407,150
Long-term Obligations
   Due to (from) Dover                       (60,892)      11,289       (5,615)      14,996       (1,342)       7,068       7,113
   Corporation
   Deferred compensation                       6,403        7,304        6,062        9,532       15,008       11,820      13,517

PRO FORMA FINANCIAL DATA:
   (UNAUDITED)
Net earnings                                                                                      46,527                   13,325
Per Share income from
   continuing operations
   - Basic                                                                                     $    1.04                 $   0.30
   - Diluted                                                                                   $    1.04                 $   0.30
Long term debt                                                                                                            175,000

(1) Dover Elevators, Inc. was formed in July 1998 to be the holding company for Dover Elevator International, Inc. and subsidiaries as of the Distribution Date. The financial data shown is for Dover Elevator International, Inc and subsidiaries and does not include the results of European Elevator operations sold by Dover Corporation in June 1997.

(2)  After special charges:

                                                 1994           1995          1997
                                               -------        -------        ------
        Gross profit                           $    --        $ 7,397        $   --
        Operating profit                        11,500         12,749            --
        Earnings before taxes on income         11,500         30,427         3,000
        Taxes on income                          4,727         12,043         1,050
        Net earnings                             6,773         18,384         1,950

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


OVERVIEW

      DEI is the leading manufacturer and installer of new elevators in the United States, and is a leading provider of post-installation elevator services in the United States and Canada. DEI is the largest manufacturer and installer of hydraulic elevators and a major manufacturer and installer of traction elevators in the United States. DEI provides contract maintenance for a significant portion of the units manufactured and installed by DEI, and also provides contract maintenance for elevators, escalators and other types of vertical transportation equipment manufactured by others.

      DEI manufactures elevators and elevator components at two plants located in Tennessee and Mississippi. DEI currently installs, modernizes and services elevators throughout the United States and Canada through a network of approximately 120 field offices run by wholly-owned subsidiaries. DEI also sells equipment to distributors and operates joint ventures in select international markets, including China and Australia.

      DEI is a wholly-owned subsidiary of Dover. On May 7, 1998, the Board of Directors of Dover announced a plan to distribute all of its interest in DEI to Dover stockholders. Subsequent to the Distribution, which is subject to certain conditions, DEI will operate as an independent elevator company and Dover will continue to conduct its other businesses.

      On or prior to the Distribution Date, DEI and Dover will enter into certain agreements providing for the separation of the companies and governing their relationship subsequent to the Distribution. These agreements provide for, among other things, a license with respect to the Dover Intellectual Property, allocation of assets, liabilities and responsibilities between them with respect to employee benefits and compensation, allocation of certain insurance responsibilities and allocation of tax and certain other liabilities between them for periods prior to and after the Distribution. See "Relationship between Dover and DEI After the Distribution".

      The financial information included herein does not necessarily reflect the results of operations and financial condition of DEI in the future or the results of operations and financial condition of DEI had it operated as a separate, stand-alone entity during the periods presented. This is due in part to the historical operation of DEI as part of the larger Dover Corporation. The financial information included herein does not reflect any changes that may occur in the funding and operations of DEI as a result of the Distribution.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997


NET SALES

      Net sales for the three months ended March 31, 1998 were $218.6 million, representing an increase of $16.5 million or 8.2% over the same period of 1997. Sales in the North American field operations were responsible for the majority of the increase. The strength of the backlog at the end of 1997 fueled by a solid new elevator market continued to have a positive impact. New elevator production and installation revenues increased $16.4 million or 14.9% over 1997. Domestically, new elevator pricing remains competitive despite an increase in demand. Consequently, pricing had a minimal affect on the increase in revenues. Repair sales declined during this period. This was offset by maintenance revenues which increased 1.9% as the ongoing pruning of marginal service accounts offset isolated price increases and modest growth in the number of elevators under service.

GROSS PROFIT AND OPERATING PROFIT

      As a percent of sales, gross profit for the three months ended March 31, 1998 at 29.3% was .9% points over the same period of 1997. The combination of increased new elevator volume along with selective price increases on maintenance contracts and the pruning of marginal maintenance contracts had the most significant impact on gross margins. Efforts continue to be focused on improved pricing where possible and better execution in construction and repair work. The staged move of manufacturing operations from the Horn Lake plant to the Middleton and Walnut plants during the quarter continued on schedule. Consequently, lead times have not been adversely affected. The $13 million being invested in the plant consolidation is projected to meet management's expectations and achieve an attractive rate of return.

      The selling, general and administrative expenses for the three months ended March 31,1998 at $39.3 million exceeded the same period of 1997 by $4.3 million. As a percent of sales, these expenses increased from 17.3% in 1997 to 18.0% in 1998. The impact of the installation of SAP accounts for part of the increase as the project had just started during the first quarter of 1997. The Canadian field operations made a change in allocation that increased SG&A for 1998 disproportionately when compared to 1997. This change was made to achieve more consistency in reporting. An increase in the accrual to the long term incentive program based on improved financial performance also had an impact. The North American field operations also continued its efforts to strengthen the sales force infrastructure.

      Operating profit for the three months ended March 31,1998 at $24.7 million exceeded the same period of 1997 by $2.3 million. Volume had the most significant impact on earnings for the period. Operating margins for the period were 11.3%.

OTHER DEDUCTIONS/INCOME

      Other income at $39K decreased $296K from 1997. The decrease was due primarily to a larger foreign exchange loss in the Canadian field operation when compared to the same period of the prior year.

TAXES ON INCOME

      The effective corporate tax rate for the three months ended March 31,1998 of 35.7% was 2.0% points lower than the 1997 effective rate of 37.7%. This was due principally to lower state taxes and increases in R&D and FSC credits.

BOOKINGS

      Bookings (defined as new business contracted during the period) rebounded from a slow start and continued to improve throughout the quarter. March bookings were the best monthly results in recent history. Bookings for the three months ended March 31, 1998 at $156.9 million were 6.9% ahead of the same period of 1997. Domestic orders continued on a solid pace and were led by hydraulic units. Traction orders reflected a strong performance in the U.S. market. Nonresidential construction, after a brief retreat in January, has returned to the elevated levels achieved during 1997. Both the commercial and public market segments have shown increased activity during the first quarter of 1998. Residential construction, a leading indicator of the nonresidential market, also indicated continued growth in the near term.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

NET SALES

      Net sales for year ended December 31, 1997 were $852.9 million, representing an increase of $57.0 million or 7.2% over 1996. Sales in the North American field operations were responsible for the majority of the increase. The strength of the construction market combined with the momentum of the reorganized field organization in its second year of operation continued to have a positive impact. In North America, new elevator production and installation revenues increased $58.3 million or 14.1% over 1996 while international sales declined. Maintenance revenues, in North America, increased less than 1% as the ongoing aggressive strategy of pruning marginal service accounts offset service account growth.

GROSS PROFIT AND OPERATING PROFIT

      As a percent of sales, gross profit for 1997 at 28.0% improved .8% points from 1996. Increased volume combined with improving execution in new construction had a significant impact. Selective price increases and the ongoing reduction of marginal maintenance contracts also made a contribution, as did cost reduction programs focused on the reduction of the fixed cost base.

      The selling, general and administrative expenses at $148.5 million exceeded 1996 by $12.9 million. Non-recurring costs in the international operations and other one-time accruals accounted for $3.6 million of the increase. An additional $1.9 million was spent on the installation of an SAP integrated information system for the entire organization. This represents the beginning of a three to four year program. As a percent of sales, these expenses increased from 17.0% in 1996 to 17.4% in 1997.

      Operating profit at $90.7 million exceeded 1996 by $10.0 million despite the non-recurring costs in the international operations and other one-time accruals. Operating leverage had a positive impact as a modest 7.2% increase in sales, generated a 12.4% increase in operating earnings. Earnings before tax rose to 10.6% of sales from 10.3% in 1996 despite a $3 million reserve for the closing of the Horn Lake plant.

OTHER DEDUCTIONS/INCOME

      Other deductions at $564K increased $2.3 million from 1996. The increase was due primarily to a $3 million reserve for the Horn Lake plant closing as noted above.

TAXES ON INCOME

      The effective corporate tax rate of 37.7% in 1997 was 0.3% points lower than the 1996 effective rate of 38.0% due principally to an increase in the research and development credit and FSC credits.

BOOKINGS

      Market conditions in an already strong hydraulic market improved over 1996 and the traction market also expanded slightly during the year. Bookings for the year were 21% ahead of 1996. New elevator units booked were the highest on record. Domestic bookings were responsible for the results.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

NET SALES

      Net sales for year ended December 31, 1996 were $795.9 million, representing an increase of $44.3 million or 5.9% over 1995. Sales in the North American field operations had the most significant impact and were driven by a combination of new elevator installation and maintenance sales. While market conditions in the hydraulic market improved, the reorganization of field operations under a new management had the most significant impact on sales. In the area of new elevator installation, a more focused aggressive selling effort in the hydraulic market was chiefly responsible as only modest gains in the traction market were achieved. Efforts in service sales were concentrated on a more assertive selling effort to improve the service base while generating more repair business.

GROSS PROFIT AND OPERATING PROFIT

      As a percent of sales, gross profits for 1996 at 27.2% improved 2.8% points from 1995. In the North American field operations, gross profits improved from a combination of factors. In 1995, gross profits were negatively affected by $7.4 million of non-recurring charges, the majority of which were due to the adoption of a new method of measuring the percentage of completion for new elevator installations and repairs. Increased volume along with efficiencies in new elevator installations had a positive impact. Service gross profits also improved due to the elimination of marginal maintenance contracts and modest price increases on a limited number of contracts. The fixed cost base reduction initiative, driven primarily by employee reductions in late 1995, also had a positive affect.

      The selling, general and administrative expenses at $135.5 million were virtually unchanged from 1995. However, 1995 included special charges of $5.3 million. Ongoing efforts to reduced the fixed cost base were offset by an increase in the North American selling expense as the strategy to strengthen the sales force infrastructure continued.

      Operating profit at $80.6 million exceeded 1995 by $32.4 million or 67.3%. The impact of the special charges of $12.7 million taken in 1995 had a notable impact on the gain. The balance was due to the impact of operating leverage where an increase in volume was leveraged against a reduced cost structure. Adjusting for the special charges, the 5.9% increase in sales generated a 32.3% increase in operating profit.

OTHER DEDUCTIONS/INCOME

      Other income at $1.7 million improved $17.4 million from 1995 due primarily to non-recurring costs of $17.7 million that were taken in 1995. The majority of these costs were related to the Canadian plant which was not only closed but absorbed a write down to market value.

TAXES ON INCOME

      The effective corporate tax rate of 38.0% in 1996 was 3.6% points higher than the 1995 effective rate of 34.4% due principally to a change in foreign taxes. In 1995, a net $3.9 million credit was booked due in large part to the closing of the Canadian manufacturing facility and write down of the property.

BOOKINGS

      Bookings at $429.1 million increased $27.4 million or 6.8% over 1995. The North American hydraulic market continued to improve throughout the year and, along with a more aggressive selling effort, was chiefly responsible for the increase. Only modest gains in the traction market were achieved.

LIQUIDITY AND CAPITAL RESOURCES

      The most significant component of DEI's investment is working capital. Excluding cash and insurance accruals this amounted to $162 million or 19% of sales at the end of 1997. Changes to this investment are primarily driven by the real estate construction market. DEI also requires capital for replacement and improvements of existing plant, equipment, and processes. Net property, plant, and equipment was $48.2 million (6% of sales) at the end of 1997. The accrued insurance liability represents the excess of accruals (charged to insurance) over actual payments. In recent years, accruals and payments have been approximately in balance. Cash generated from operations is the principal source of funding available and provides strong liquidity to meet DEI's operational cash needs. Cash and cash equivalents totaled $28.4 million at March 31, 1998, compared with $21.7 million at December 31, 1997.

      Operating activities generated $7.9 million in after tax cash during the first three months of 1998 as compared to $8.0 million of cash provided in the first quarter of the prior year. On a historical basis, DEI has generated net cash after taxes from operations of $53.5 million, $55.5 million, and $37.0 million during the fiscal years ended December 31, 1997, 1996, and 1995, respectively. The improvement in 1996 was principally driven by an increase in net income.

      Cash flows used in investing activities during the first three months ended March 31, 1998 at $9.7 million is related primarily to capital expenditures for plant and equipment for the factories. DEI expects capital expenditures for 1998 to reach $20 million but decline to a pace of $10 to $15 million for each of the next three years and more in line with depreciation. The expenditures will focus on continuing improvements or replacements of capital equipment in the factories along with some of the cost of converting to an integrated company-wide information system. Historically, investing activities have also focused on capital expenditures for plant and equipment. This has been done in an effort to achieve world class manufacturing techniques and processes in the factories by a commitment to new technology. Investing activities for 1997, 1996, and 1995 have been $20.6 million, $9.8 million, and $8.4 million, respectively. The majority of the investing activity is related to capital expenditures to improve operating efficiencies in the field and factory.

      Dover Corporation, the parent, has historically served as the primary source of financing for DEI. Under the parent's cash management procedures, DEI has advanced cash not needed in its business to the parent either through an advance account or as dividends. Historically, DEI has been a generator of cash, providing its parent with $32.5 million, $40.8 million, and $22.8 million in 1997, 1996, and 1995, respectively. In the 1998 first quarter, DEI was a net user of parent cash of $8.5 million due to increased working capital requirements and larger than normal capital expenditures. Management expects that DEI will be a net generator of cash for the full year 1998.

      On the Distribution Date, DEI's management expects to enter into a five-year, unsecured revolving credit facility (the "Credit Facility") with a syndicate of commercial banks and financial institutions. The Credit Facility will enable DEI to borrow funds at variable interest rates on a revolving credit basis up to an aggregate amount of $250 million, subject to the terms and conditions thereof. At the time of the Distribution, Dover Corporation will be the obligor under the Credit Facility and will borrow approximately $175 to 200 million thereunder. When the Distribution occurs, the proceeds of such borrowing will remain with Dover, DEI will become the obligor under the Credit Facility and Dover will be released as the obligor with respect thereto. After the Distribution Date, unused amounts available under the Credit Facility will be available for DEI's working capital requirements and general corporate purposes. Management believes that DEI's strong free cash flow and available borrowings under the Credit Facility will be sufficient to meet its debt service obligations, capital expenditure requirements and possible distributions in the form of dividends to equity holders. Dividend decisions will be based on a number of factors, including DEI's operating results and financial requirements as well as credit agreements and legal restrictions relating to those agreements.

MANAGEMENT INFORMATION SYSTEMS AND THE IMPACT OF YEAR 2000

      DEI has established a plan for identifying, renovating, testing, and implementing solutions for Year 2000 processing. Except for one type of system, DEI's elevator controllers are not designed to be "date aware". Because these elevator controllers are not aware of the actual date or time of day, DEI expects there will be no operational problems arising from the effects of the year 2000 date change on the Company's controllers. The system which is "date aware" was provided with a time clock board to allow optional control of group peak operation activation time. Only time-of-day and day-of-week functionality exist. The time clock board and the elevator system have been successfully tested to handle the date rollover.

      DEI is currently in the process of implementing a plan that will make all of the Company's information systems Year 2000 compliant. The plan includes the implementation of an SAP system, a new integrated information system, commencing with the factories. An upgrade of the existing field information system to be Year 2000 compliant is in process and is expected to be completed by year end, followed later by conversion to the new SAP Year 2000 compliant integrated system.

      DEI has also initiated communications with suppliers to determine the extent to which DEI may be vulnerable to such parties' failure to make their systems Year 2000 compliant. There can be no guarantee that the systems of other companies on which DEI's operations rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with DEI's systems, would not have material adverse effect on DEI. However, based on its current assessment, management believes that the Year 2000 issue will not have a material adverse impact on DEI's future results of operations or financial conditions, although there can be no assurance that such will be the case.

CYCLICALITY

      Historically, new elevator sales by DEI have been subject to cyclical variations based, among other things, on general economic conditions and, in particular, on conditions in the real estate construction industry. During periods of expansion in real estate construction activity, DEI has generally benefited from increased new building activity and demand for new elevator installations. Conversely, during recessionary times, DEI has been adversely affected by reduced demand for new installations. However, the majority of DEI's earnings are derived from its participation in the elevator service sector, where volume and pricing are generally less affected by the state of the real estate construction industry. Nevertheless, there can be no assurance that a decline in general economic conditions or the real estate construction industry will not have a material adverse impact on DEI. See "Risk Factors - Cyclicality of the Real Estate Construction Industry". FMI(R), an established construction industry management consulting firm, has reported that the value of new nonresidential real estate construction put in place in the United States increased approximately 29% from 1994 to 1997, and forecasts that new nonresidential activity will remain strong, at least through 1999. Management of DEI believes that the real estate construction market in general is in a mature stage of expansion and expects only moderate growth over the next two years.

                                    BUSINESS

OVERVIEW

      DEI is the leading manufacturer and installer of new elevators in the United States, and is a leading provider of post-installation elevator services in the United States and Canada. DEI is the largest manufacturer and installer of hydraulic elevators and a major manufacturer and installer of traction elevators in the United States and Canada. DEI provides contract maintenance for a significant portion of the units manufactured and installed by DEI, and also provides contract maintenance for elevators, escalators and other types of vertical transportation equipment manufactured by others.

      DEI manufactures a large selection of pre-engineered and custom designed elevators and elevator components at two plants located in Tennessee and Mississippi. DEI currently installs, modernizes and services elevators throughout the United States and Canada through a network of approximately 120 field offices run by wholly-owned subsidiaries. DEI also sells equipment to distributors and operates joint ventures in select international markets, including China and Australia.

      DEI plans to pursue a focused-growth strategy designed to achieve both increased revenue and increased earnings. The key elements of this strategy include: maintaining DEI's leadership in the U.S. hydraulic market, continuing DEI's efficient operations, the pursuit of select international operations and consideration of acquisition opportunities.

      DEI, through its predecessor Rotary Lift Company ("Rotary Lift"), began as a rotary automobile lift manufacturer in 1925, developed the Oildraulic (R) hydraulic elevator in 1937 and sold automotive lift and elevator equipment primarily to independent distributors who installed and serviced the equipment. In 1948, DEI began its entry into the hydraulic elevator installation and service business. Since that time, DEI has expanded its product range and established its proprietary distribution and service network throughout the United States and Canada.

      Dover Elevators, Inc. was incorporated on July 7, 1998 in Delaware to serve as a holding company for all of Dover's elevator businesses. DEI's principal executive offices are located at 280 Park Avenue, New York, New York 10017, and its telephone number is (212) 599-4310.

INDUSTRY

      GENERAL

      The U.S. elevator market, from which DEI derives most of its revenues, is estimated at approximately $3 billion in 1997. Of this, approximately $1 billion represents production and installation of new hydraulic and traction elevators (which are defined below) and the rest was maintenance, repair and modernization of existing elevators. As a general rule, more than half of the cost of a new elevator is spent on its installation (primarily labor). Similarly, the largest cost elements in elevator service activities are the wages and benefits of service technicians. Consequently, effective training, organization and support of the "field" organization are key competitive factors in the elevator industry.

      DEI derived approximately 60% of its total 1997 revenue from production and installation of elevators. DEI estimates the 1997 U.S. market for hydraulic elevators at approximately 16,000 units with an aggregate sales price close to $700 million. DEI has been the leader in this market for over 30 years with its 1997 share over 40% -- roughly twice that of the next largest participant
(Otis). DEI had about 30% of the approximately 3,000 unit U.S. traction elevator market in 1997 - second only to Otis. The other major participants in the new elevator market in the United States are Kone, Schindler and Thyssen, but DEI is the largest factor in this market, measured in both units and dollars.

      The elevator service market is somewhat more fragmented, with many small, local firms which compete on a price basis, generally for older, easy to maintain equipment, as well as the manufacturers which compete on the basis of their work quality and technical resources and capture a substantial majority of the elevator service business. DEI has approximately 100,000 elevators under service, a number that has grown over time as DEI's installed base has expanded. The Company also services other manufacturers' equipment ("foreign" service), but this is less profitable than servicing its own equipment. The terms of DEI's maintenance contracts typically range from one to five years.

      The world-wide elevator market is much larger than North America, but the importance of local installation and services, and differences in elevator preferences and standards, makes it more of a series of regional markets that a single global one. DEI's relative position in the U.S. market has been essentially as described above for at least 15 years, despite the efforts of larger (in revenues) international firms to gain market share at DEI's expense.

      TYPES OF ELEVATORS

      There are two primary types of elevators: hydraulic elevators and traction elevators.

      Hydraulic Elevators

      Hydraulic elevators use oil under pressure in a cylinder equipped with a plunger or piston which, in effect, pushes the elevator car at speeds up to 200 feet per minute. Less costly to manufacture and install than traction elevators but with physical limitations on speed and travel distance, these elevators are commonly used in low-rise buildings from two to seven floors. The average installation cycle for a hydraulic elevator is approximately nine months from the date of contract to the completed installation.

      Traction Elevators

      Traction elevators use electric motor/cable systems to pull the elevator car up, and can be either geared or gearless. Geared units use a hoisting machine with a reduction gear and a high speed motor and can operate at speeds from 25 to 500 feet per minute. Geared units are typically used in mid-rise buildings (up to 16 stories) and in low-rise buildings demanding greater speed than hydraulic elevators. Gearless units use a hoisting machine with a large, directly-connected, slow-speed motor and no reduction gear, and can operate at speeds from 400 to 2,000 feet per minute. Gearless units are typically used in high-rise buildings (17 or more stories). The average installation cycle is approximately 18 months for a traction elevator.

      ELEVATOR INDUSTRY ACTIVITIES

      The elevator industry can be divided conceptually into two types of activity: elevator systems and elevator services, although there are substantial "shared" internal overhead costs and business and technology linkages. DEI currently operates as a unitary business within Dover.

      Elevator Systems

      Systems include the manufacture and installation of new elevator equipment. Because contracts are generally awarded at the time of the commencement of building construction, there is a lead time between the time a contract for new installation is entered into and the time when manufacture, construction and installation of the elevator is completed, the length of which depends on the type of elevator. This lead time results in significant backlog. However, the majority of cost associated with this backlog is related to installation activities which are difficult to estimate and control. In addition, because new installations primarily result from new building construction, this sector of the industry is dependent on activity in the real estate construction industry and shares that industry's cyclical swings. Substantially all of systems work in the United States is performed by DEI and the other four leading elevator manufacturers -- Kone, Otis, Schindler and Thyssen.

      Elevator Services

      Services provided include maintenance, repairs, and modernization of existing elevator equipment.

      Maintenance and Repairs. Maintenance includes the servicing and repair of existing elevator equipment as outlined by a maintenance agreement. Maintenance is conducted by the major elevator manufacturers as well as by independent contractors. Manufacturers and independent contractors are generally able to maintain and repair older elevators manufactured by other third party manufacturers.

      Maintenance contracts are generally of two types: basic contracts, which do not cover repairs, and full service contracts, which include repairs. Under both types of contracts, an elevator mechanic makes routine periodic inspections of the equipment. A maintenance contract typically has a term of one to five years. Maintenance fees are based on the type of elevator covered and its usage. Repairs not covered under a maintenance agreement are billed separately for each occurrence, and are a significant profit center. Because maintenance of an elevator is essential to its proper operation, the maintenance sector of the elevator industry is less affected by the cyclicality of the real estate construction industry.

      Modernization. Modernization entails the upgrade of existing installations and can range from simple cosmetics (such as a new or rebuilt car interior) and small equipment upgrades (such as repair work) to full replacement of all operating mechanisms (including new signal fixtures, wiring, and door operating system). Modernization is undertaken to upgrade old elevators, enhance performance capability and bring elevators into compliance with local building codes and other regulation (such as the Americans with Disabilities Act).

STRATEGY

      DEI's management believes that the Company's strengths are its ability to manage field operations and manufacture elevators better than its competitors. These advantages, together with a superior hydraulic elevator product, translate to improved customer satisfaction and a stronger market position. The Company's forward strategy will capitalize on these strengths, applying them in pursuit both of organic growth, and of growth through acquisition or strategic alliance, in the elevator business. The Company has invested in recent years to improve profitability and expects that further gains in operating profits will be available. The Company expects to supplement this profit growth through possible acquisitions financed either by cash or stock. Absent such acquisitions, the Company would expect to use cash flow from operations to reduce debt. In the longer term, the Company may consider the acquisition of businesses related to the elevator business.

MANUFACTURING

      FACILITIES

      DEI owns or leases 5 manufacturing, 40 warehouse and 200 sales and service facilities in 193 locations in the United States and Canada and 26 locations in other parts of the world, including a small manufacturing facility under construction in Shanghai, all of which together comprise 312,000 square feet of owned and 2,015,000 square feet of leased space with lease terms expiring in from 1 to 61 years. DEI manufactures elevator components primarily at two plants located in Middleton, Tennessee and Walnut, Mississippi. The manufacturing operations at DEI's Horn Lake, Mississippi plant will be transferred to the Middleton and Walnut plants as of July 15, 1998 in an effort to improve operating efficiencies, though the administrative and research and development facilities will remain at Horn Lake. The Middleton and Walnut plants are currently being expanded in conjunction with the consolidation and management expects the expansion to be completed prior to July 15, 1998. With this expansion, DEI's facilities will be adequate for its purposes for the foreseeable future. The following table sets forth information on these three facilities.

        Facility           Square Footage(1)    Primary Components Made              Owned or Leased
-----------------------    -----------------    ----------------------------         -----------------
Middleton, TN                 515,000           entrances, cab interiors, signal     Leased (2)
                                                fixtures, platforms, control
                                                valves and jacks

Walnut, MS                     97,610           controllers and power units          Owned

Horn Lake, MS                 110,800(3)        (3)                                  Leased (4)

(1)   Includes plant, office and research and development space.

(2) The lease expires on October 31, 2014 and, unless otherwise terminated, will be automatically renewed for up to three additional terms of 15 years.

(3) As of July 15, 1998, manufacturing operations conducted in a 386,300 sq. ft. manufacturing facility will be vacated and subleased to an unaffiliated third party. The 110,800 sq. ft. administrative and research and development facilities will remain open.

(4) DEI owns the underlying land and leases the facilities. The lease expires on August 1, 1999 and, unless otherwise terminated, will be automatically renewed for six additional terms of ten years each. In connection with the closing of manufacturing operations conducted at the Horn Lake plant, DEI will sublease the manufacturing facility to an unaffiliated third party.

      MATERIALS

      DEI manufactures almost all major elevator components required for its new elevator construction. Principal materials used by DEI in its various manufacturing processes include stainless steel, lumber and cold and hot roll steel. DEI is not dependent on any third party supplier for any components or materials and substantially all components and materials are normally available from multiple suppliers. Current and potential suppliers are evaluated on a regular basis on their ability to meet DEI's requirements and standards.

      RESEARCH AND DEVELOPMENT

      Technology is a significant component in DEI's elevators, including technology used in microprocessor control systems, speed-control and computer-based monitoring systems. DEI's research and development activities are focused on the development of new products and the enhancement and support of existing products. DEI also works with customers on a contract basis to custom design products. DEI has lab and test tower facilities for testing its elevator products. DEI regularly spends between $7 million and $10 million per year on research and development activities.

      BACKLOG

      DEI had approximately $340 million of backlog for new (primarily hydraulic) elevator and modernization work as of March 31, 1998 and approximately $312 million as of March 31, 1997. DEI expects that the majority of the backlog will be filled by December 31, 1998, although there can be no assurance that such backlog orders will be filled within that time frame.

DISTRIBUTION AND MARKETS

      DEI's distribution operations (including elevator systems and service activities) are divided into the North America Operations (defined to include only the United States and Canada) and the International Operations. The North America Operations contributed approximately $806 million to DEI's sales and all of DEI's earnings in 1997, while the International Operations contributed approximately $47 million to DEI's sales in 1997.

      NORTH AMERICA OPERATIONS

      DEI distributes its elevators and components through a network of approximately 120 field offices throughout the United States and Canada. DEI also makes a small percentage of its elevator sales through independent distributors

      Management believes that DEI is a leading installer and servicer of elevators in each of the regions in which it operates in the United States. Because hydraulic elevators comprise the majority of DEI's unit sales, DEI has greater sales in suburban areas, smaller cities and towns than in large city centers with primarily high-rise buildings. However, DEI is not dependent on any particular market for its revenues.

      INTERNATIONAL OPERATIONS

      DEI has wholly-owned subsidiaries in Thailand and China and joint ventures in Australia, Hong Kong, Malaysia and the Czech Republic. Sales to independent distributors accounted for approximately 38% of DEI's sales outside North America in 1997. Dover sold substantially all its European elevator operations in June 1997, and none of such operations are reflected in any description of, or financial statements related to, DEI's operations in this Information Statement.

CUSTOMERS

      DEI's primary customers are developers and general contractors for new real estate construction and building owners and managers for service and modernization. DEI is not dependent on any particular customer or group of customers for its revenues and in 1997 no customer accounted for more than 10% of DEI's sales.

      When DEI is awarded a new elevator construction contract, DEI and the customer will typically enter into a written agreement detailing the elevator specifications and the projected installation date. Billing for a new installation is done on a "progress" basis with a portion of each payment retained by the customer until completion. Payments begin upon receipt of equipment and are then made in installments over the course of the installation. Maintenance contracts are generally payable in monthly installments. Fees for repairs are payable within 30 days after they are completed.

COMPETITION

      The elevator industry worldwide has undergone a period of consolidation, involving joint ventures and acquisitions among both larger elevator companies and smaller independent distributors. Competition in each of DEI's markets is generally based on cost, customer service and technology. DEI competes for new construction in the United States, primarily with the other four leading elevator manufacturers -- Kone, Otis, Schindler and Thyssen. These four manufacturers, together with DEI, accounted for the majority of sales of new elevator installations in North America in 1997. DEI also competes to a lesser degree with small, locally-based independent companies. DEI competes not just for customers, but also for employees. DEI and its four principal competitors are parties to a national union contract which generally requires the companies to hire and employ hourly workers from a common pool. See "Risk Factors -- Competition" and "Risk Factors - Unionized Labor Force".

INTELLECTUAL PROPERTY

      DEI will have a royalty-free license to use the Dover trade name, trademark and service mark in conjunction with its elevator business pursuant to the Intellectual Property Agreement. See "Relationship Between Dover and DEI After the Distribution -- Intellectual Property Agreement". DEI also has registered certain marks including EntryPlus(R), SoundNet(R), HelpLink(R) and Oildraulic(R) through a wholly-owned subsidiary. DEI currently licenses from Dover, and upon consummation of the Distribution will own through a wholly-owned subsidiary, a number of patents and trademarks relating to the products it manufactures that have been obtained over a number of years. These patents and trademarks have been of value in the growth of DEI's business and will continue to be of value in the future. DEI does not regard any portion of DEI's business as being dependent on any single patent or group of patents.

EMPLOYEES

      As of March 31, 1998, DEI had a total of 6,870 employees of whom more than 5,000 are associated with field activities. Approximately 60% of DEI's employees are represented by labor unions and the largest portion are represented by the International Union of Elevator Contractors under a labor contract expiring in July 2002. This is a national labor contract, negotiated by an industry management committee and its terms are substantially the same for all five major elevator companies, including DEI. DEI considers its relations with its employees and union representatives to be satisfactory. See "Risk Factors -- Unionized Labor Force".

ENVIRONMENTAL MATTERS

      DEI generates hazardous and non-hazardous waste in the normal course of its manufacturing operations. As a result, DEI is subject to a wide range of federal, state, local and foreign environmental laws, DEI maintains an environmental compliance program and believes that it is in compliance in all material respects with all applicable environmental laws. Compliance with such requirements has not had, and is not expected to have, a material adverse impact on DEI's capital expenditures, earnings or competitive position.

GOVERNMENT AND OTHER REGULATION AND SAFETY CODES

      Elevators are a highly regulated form of transportation. The U.S. elevator industry is regulated primarily by a safety code established and updated by the American Society of Mechanical Engineers. The ASME A17 Code sets the rules and guidelines for the workings, inspection, testing and other aspects of safe use of elevators and is updated annually. In addition to the ASME A17 Code, elevators are required to conform to the requirements of municipalities and states, as well as those of the National Electrical Code, and numerous life safety codes developed by either the National Fire Prevention Association
(NFPA), Building Officials and Code Administrators (BOCA), Uniform Building Code
(UBC) or International Conference of Building Officials (ICBO). Many municipal or state and building codes use the ASME A17 Code as a basis and add further requirements.

      The elevator industry is also subject to occupational and workplace safety regulations as regulated by the Occupational Safety and Health Administration. The use of safety harnesses, protective clothing and barriers as well as mandatory education and other programs are emphasized in order to minimize the number of field related accidents.

      DEI strongly emphasizes on-going compliance with all regulations related to elevator, occupational and workplace safety. In addition, DEI actively sponsors individual employees who are members of the ASME A17 Code committee and thus assists in the development and enforcement of elevator safety requirements.

LEGAL PROCEEDINGS

      DEI's business entails an inherent risk of liability. DEI is routinely involved in resolving claims relating to elevator incidents. In general, these claims relate to individuals who claim injury entering or exiting an elevator, typically "door closure" or "misleveling" claims. Most of such claims are resolved prior to trial. Management of DEI believes it has adequate insurance (through self-insurance and commercial insurance policies) for these claims. See "Risk Factors -- Liability and Insurance" and "Relationship Between Dover and DEI After the Distribution -- Insurance Arrangements Agreement".

      The Horn Lake plant employees belong to the United Steel Workers union and, as a result of DEI's plan to close the Horn Lake plant, have filed an unfair labor practice claim. The union is claiming that DEI did not bargain in good faith over the decision to close the Horn Lake plant. The claim is currently being investigated by the National Labor Relations Board (the "NLRB") at the regional level. If a decision is ultimately rendered in favor of the union, the NLRB could order DEI to reinstate the plant. Although no assurance can be given that the claim will be dismissed or that the NLRB will not order DEI to reinstate the plant, management of DEI believes that the unfair labor practice claim is not meritorious and that any resolution of such claim will not materially adversely affect DEI.

      DEI is also involved in various other legal proceedings which have arisen in the normal course of its operations. The outcome of these proceedings, if determined adversely to DEI, is unlikely to have a material effect on DEI.

YEAR 2000

      DEI has established a plan for identifying, renovating, testing, and implementing solutions for Year 2000 processing. Except for one type of system, DEI's elevator controllers are not designed to be "date aware". Because these elevator controllers are not aware of the actual date or time of day, there will be no operational problems associated with the year 2000 date change. The system which is "date aware" was provided with a time clock board to allow optional control of group peak operation activation time. Only time-of-day and day-of-week functionality exist. The time clock board and the elevator system have been successfully tested to handle the date rollover.

      DEI is currently in the process of implementing a plan that will make all of its information systems Year 2000 compliant. The plan includes the implementation of an SAP system, a new integrated information system, commencing with the factories. An upgrade of the existing field information system to be Year 2000 compliant is in process and is expected to be completed by year end, followed later by conversion to the new SAP Year 2000 compliant integrated system.

      DEI has also initiated communications with suppliers and customers to determine the extent to which DEI may be vulnerable to such parties' failure to make their systems Year 2000 compliant. There can be no guarantee that the systems of other companies on which DEI's operations rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with DEI's systems, would not have material adverse effect on DEI. However, based on its current assessment, management believes that the Year 2000 issue will not have a material adverse impact on DEI's future results of operations or financial conditions, although there can be no assurance that such will be the case.

                                   MANAGEMENT

THE BOARD OF DIRECTORS OF DEI

      At the time of the Distribution, DEI's Board is expected to consist of at least six directors to be appointed prior to the Distribution. The name, age and business background of each person who is expected to become a director of DEI on the Distribution Date and who is identified and who agrees to serve will be set forth in an amendment to this Information Statement.

BOARD COMPENSATION AND BENEFITS

      DEI intends to provide compensation to its non-employee Directors in amounts to be determined prior to the Distribution and to be set forth in an amendment to this Information Statement.

COMMITTEES OF THE BOARD

      It is anticipated that DEI will establish Audit, Compensation and Executive Committees. It is also anticipated that all members of the Audit and Compensation Committees will be non-employee Directors.

      Audit Committee. The Audit Committee will: (i) annually recommend to the Board the appointment of independent auditors; (ii) review with management and such auditors the audit plan and results of the auditing engagement; and (iii) review management's program for ensuring the adequacy of DEI's system of internal accounting controls.

      Compensation Committee. The Compensation Committee will approve compensation for corporate executive officers, grants, awards and payouts under the stock option plan and performance program and compensation plan changes. The Compensation Committee will also review and approve certain compensation to corporate officers to the extent necessary for such compensation to be deductible by the Company pursuant to the Code.

      Executive Committee. The Executive Committee will be generally empowered to act unanimously on behalf of the Board and will meet or otherwise take action on an as needed basis between the regularly scheduled Board meetings.

EXECUTIVE OFFICERS

      The name, age, proposed title upon consummation of the Distribution and business background of each person who is expected to become an executive officer of DEI on the Distribution Date are set forth below.

Name                             Age           Background
----                             ---           ----------
Nigel P. Davis                   49            President, Dover Elevator International, Inc.
President and Chief                            since October 1995; prior to that, Executive
Executive Officer                              Vice President, Dover Elevator International,
                                               Inc. since September 1995; prior to
                                               that, Managing Director of Hammond &
                                               Champness, Ltd., London, England (an
                                               elevator service company owned by
                                               Dover until 1997) since September
                                               1986.


Gary S. Bailey                   62            Vice President, Dover Elevator International,
Vice President                                 Inc. since October 1995; President, Miami
                                               Elevator Company since 1960.


Stephen M. Bailey                66            Vice President, Dover Elevator International,
Vice President                                 Inc. since October 1995; Chairman, Miami
                                               Elevator Company since 1957.


Gregory R. Bottom                41            Vice President - Marketing, Dover Elevator
Vice President                                 International, Inc. since May 1998; prior to
                                               that, Southwest Marketing Area
                                               Manager since November 1995 and
                                               President, Arizona Elevator, Inc.
                                               since May 1995; prior to that,
                                               Marketing Manager, Miami Elevator
                                               Company since January 1994; prior to
                                               that, Regional Sales Manager and
                                               District Sales Manager of Miami
                                               Elevator Company since June 1989;
                                               prior to that, District Sales Manager
                                               and Sales Representative, Arizona
                                               Elevator, Inc. since November 1982;
                                               prior to that, Sales Trainee and
                                               Sales Representative, Miami Elevator
                                               since June 1981.

Name                             Age           Background
----                             ---           ----------
Paul A. Nickel                   52            Vice President - Finance for Dover Elevator
Vice President - Finance and                   International, Inc. since October 1995; prior to
Secretary                                      that, Vice President - Finance for Dover
                                               Elevator Systems, Inc. since 1993;
                                               prior to that, Vice President -
                                               Finance, Mile High Equipment Co.
                                               (commercial ice machine manufacturer)
                                               since 1991; prior to that, Chief
                                               Financial Officer, Computer Rental
                                               Corp. of America (PC computer rental
                                               and leasing) since 1989; prior to
                                               that, Vice President of Finance,
                                               Dover Industries, Inc. (a Dover
                                               subsidiary) since 1985; prior to
                                               that, Treasurer, Dieterich Standard
                                               Corporation (flow measurement system
                                               manufacturer and Dover subsidiary at
                                               that time) since 1976.


Johnny R. Abdon                  46            Vice President - Manufacturing, Dover
Vice President-Manufacturing                   Elevator International, Inc. since May 1998;
                                               prior to that, Vice President -
                                               Manufacturing, Dover Elevator
                                               Systems, Inc. since 1991; prior to
                                               that, Plant Manager of the Middleton,
                                               TN plant since July 1986; prior to
                                               that, Plant Superintendent at
                                               Dover/Cincinnati, Ohio plant from
                                               June 1985-June 1986; prior to that,
                                               Supervisor and Quality Manager at
                                               Dover/Cincinnati, Ohio Plant since
                                               October 1980.

EXECUTIVE COMPENSATION

      The following table sets forth certain compensation information for Nigel
P. Davis, who will be President and Chief Executive Officer of DEI following the Distribution, and the four other executive officers (the "Named Executive Officers") following the Distribution who, based on employment with DEI or its subsidiaries, were the most highly compensated executive officers for the year ended December 31, 1997. Information set forth in the table reflects compensation earned by such individuals for services with elevator business subsidiaries of Dover. The principal position set forth for each Named Executive Officer reflects his position as of the Distribution Date.

                           SUMMARY COMPENSATION TABLE

                                  Annual Compensation                                 Long Term Compensation
                                  -------------------                                 ----------------------
                                                                                    Awards             Payouts
                                                                                    ------             -------
                                                                                  Securities
                                                                                  Underlying
Name and Principal                                                                  Options              LTIP         All Other
     Position                   Year           Salary               Bonus(1)         (#)(3)            Payouts      Compensation (4)
------------------             ------         --------             ---------        --------          ---------     ----------------
Nigel P. Davis                  1997          $450,000             $270,000           14,782          $443,640          $ 4,886
President and Chief             1996           390,000              260,000           13,458                 0            2,314
Executive Officer               1995           270,222(2)           175,000            8,904                 0            4,529


Gary S. Bailey                  1997           250,000              200,000            5,866           447,829           27,600
Vice President                  1996           230,000              200,000            5,670           131,936           27,600
                                1995           195,000               80,000            7,956           144,987           27,600

Stephen M. Bailey               1997           250,000              200,000            5,866           447,829           27,600
Vice President                  1996           230,000              200,000            5,670           131,936           27,600
                                1995           195,000               80,000            7,956           144,987           27,600

Gregory R. Bottom               1997           138,269               34,975                0                 0           27,600
Vice President                  1996           110,004               25,187                0                 0           22,189
                                1995           100,908               21,133                0                 0           15,319

Paul A. Nickel                  1997           180,000              100,000            4,224           238,842            4,886
Vice President-Finance          1996           150,000              100,000            3,698            30,303            3,727
and Secretary                   1995           104,000               25,000            4,244                 0            2,459


(1) Bonuses were determined by the Compensation Committee of the Board of Directors of Dover on the basis of performance. Cash bonuses for the calendar years shown have been listed in the year earned, and were generally paid in February of the following calendar year.

(2) Mr. Davis served until August 31, 1995 as Managing Director of Hammond & Champness, Ltd., a former subsidiary of Dover which conducts elevator operations in the United Kingdom. Salary for his services during the first 8 months of 1995 has been converted into U.S. dollars from British pounds using an average exchange rate during 1995 (the "Federal Reserve Rate") of $1.5785 per British Pound (as published by the Federal Reserve Bank of New York). As of September 1, 1995, Mr. Davis was employed by Dover Elevator International, Inc. in the United States.

(3) Represents Dover Common Stock underlying stock options granted under the Dover Corporation 1995 Incentive Stock Option Plan (the "Dover 1995 Stock Option Plan").

(4) Represents contributions by Dover or its affiliates to the Dover Corporation Retirement Savings Plan with respect to Messrs. Davis and Nickel and to the Miami Elevator Company Money Purchase Plan and Trust (the "Miami Elevator Plan") with respect to Messrs. G. Bailey, S. Bailey and Bottom.

      The following tables disclose information regarding stock options granted to the Named Executive Officers in respect of shares of Dover Common Stock under the Dover 1995 Stock Option Plan.


                              OPTION GRANTS IN 1997

                                              Individual Grants
-------------------------------------------------------------------------------------------------------
                                                  % of Total
                              Number of             Options
                             Securities            Granted to
                             Underlying           Employees in         Exercise or                              Grant Date
                           Options Granted         Fiscal Year         Base Price           Expiration         Present Value
      Name                     (#)(1)                  (2)               ($/Sh)                Date               ($)(3)
------------------            ---------            -----------         -----------          -----------        -------------
Nigel P. Davis                  14,782                 1.55                24.72               2/6/07               73,762
Gary S. Bailey                   5,866                 0.61                24.72               2/6/07               29,271
Stephen M. Bailey                5,866                 0.61                24.72               2/6/07               29,271
Gregory R. Bottom                    0                   --                   --                   --                    0
Paul A. Nickel                   4,224                 0.44                24.72               2/6/07               21,078

(1) All options granted to the Named Executive Officers were granted at the prevailing market price of Dover Common Stock on the date of grant. The options become exercisable on February 6, 2000. Options which are not exercisable as of the Distribution Date will be converted into options to acquire DEI Common Stock as of such Date. See "--Dover Stock Option Plan Conversion" for a discussion of the treatment of these options as a result of the Distribution. The options listed in this table do not reflect the adjustments discussed in such section.

(2) Percent of total options granted based on total options granted to Dover employees.

(3) The Black-Scholes model used to calculate the hypothetical values at date of grant considers the following factors to estimate the option's present value: the stock's historic volatility calculated using the average daily market price of Dover's Common Stock over a suitable current period, the expected life of the option, risk-free interest rates and the stock's expected dividend yield. The assumptions used in the model for this valuation were: average stock price volatility 16.65%; expected life 6 years; risk-free interest rate of 6.06%; and an expected dividend yield of 1.1%. This resulted in a discounted per share value of $7.12 (29% of the option price). The Black-Scholes model assumes that an option is not cancelable and that it can be sold at any time for cash. Since those assumptions are not applicable here, the above grant date values have been reduced by 20% based upon its historical cancellation rates and another 10% based upon the expectation that, except in cases of unusual need, shares acquired through the exercise of options are to be held by participants for the duration of their employment with Dover. This resulted in a final grant date present value of $4.99 per share.

                                              AGGREGATED STOCK OPTION
                                       EXERCISES IN 1997 AND YEAR-END VALUES

                                                                   Number of Securities           Value of Unexercised In-the-
                                                                  Underlying Unexercised           Money Options at Year-End
                                                                   Options at Year- End                      (1)($)
                                                                          (#)
                            Shares
                          Acquired on     Value Realized                       Unexercisable                        Unexercisable
       Name               Exercise (#)        (1)($)          Exercisable          (2)            Exercisable           (2)
--------------------     -------------        ------          -----------        -------          -----------         ---------
Nigel P. Davis                   0                --            36,609            37,144            805,548            379,915
Gary S. Bailey               4,360            44,281                --            19,492                 --            232,187
Stephen M. Bailey            4,360            44,281                --            19,492                 --            232,187
Gregory R. Bottom                0                --                --                --                 --                 --
Paul A. Nickel                   0                --             2,760            12,166             47,251            137,531


(1) Calculated by determining the difference between the exercise price and the average of high and low market price of Dover Common Stock (as reported on the New York Stock Exchange - Composite Transactions) for the exercise dates or December 31, 1997, as the case may be.

(2) Options which are not exercisable as of the Distribution Date will be converted into options to acquire DEI Common Stock as of such date. See "--Dover Stock Option Plan Conversion" for a discussion of the treatment of these options as a result of the Distribution. The options listed in this table do not reflect the adjustments discussed in such section.

RETIREMENT PLANS

      Many DEI salaried employees have been participants in the Dover Corporation Salaried Pension Plan (the "Dover Salaried Plan") prior to the Distribution Date. On or prior to the Distribution Date, DEI and its participating subsidiaries expect to adopt the Dover Elevators, Inc. Salaried Pension Plan (the "DEI Salaried Plan"), which is expected to be substantially comparable to the Dover Salaried Plan. Assets in respect of the accrued benefits of DEI employees and former employees are expected to be transferred from the Dover Salaried Plan to the DEI Salaried Plan. A separate defined benefit plan covering hourly employees of DEI is expected to be adopted by DEI on or prior to the Distribution Date to provide benefits substantially comparable to the benefits which such hourly employees were receiving from the Dover plan in which they previously were participating, and, to the extent applicable, assets in respect of the accrued benefits of DEI employees and former employees in such Dover plans are expected to be transferred from such Dover plan to the DEI plan.

       DEI also expects to adopt on or prior to the Distribution Date, unfunded supplemental executive retirement plans and other similar unfunded retirement programs ("SERPs") which provide supplemental retirement benefits, in amounts to be determined, for eligible employees, including certain officers of DEI and its subsidiaries. Payments under the SERPs under consideration are expected to generally be made over a period of time after retirement to such officers and other plan participants.

      Benefits under defined benefit plans and related SERPs for executives are expected to be based generally upon (i) final average compensation, defined as the highest 60 months of compensation out of the last 120 months and (ii) the years of benefit service. Compensation for plan purposes includes salary and annual bonus but excludes any payments under the cash performance award program or stock option awards. Years of benefit service, in certain instances, may include some prior service with Dover or DEI. Generally, vesting occurs after completion of five years of employment subsequent to age 18. The following table shows the estimated annual benefits payable upon retirement to persons in the specified remuneration and years of service classifications. The years of covered employment for DEI plans for eligible persons named in the Summary Compensation Table are: Nigel P. Davis, 3, Stephen M. Bailey, 0, Gary S. Bailey, 0, Gregory R. Bottom, 0 and Paul A. Nickel, 5. All of these persons will be vested as of the Distribution. The benefit amounts listed in the table include the annuitized portion of the defined contribution accumulation attributable to company contributions and one half of the social security benefits to which the covered employee may be entitled. Benefits under the defined benefit plans are expected to be similar to the benefits shown in the table.


                               PENSION PLAN TABLE

                                             YEARS OF SERVICE
                 ------------------------------------------------------------------------
 FINAL AVERAGE
 COMPENSATION          15             20             25             30             35
 ------------          --             --             --             --             --
$     100,000        30,000         40,000         50,000         60,000        60,000

      200,000        60,000         80,000        100,000        120,000       120,000

      300,000        90,000        120,000        150,000        180,000       180,000

      400,000       120,000        160,000        200,000        240,000       240,000

      500,000       150,000        200,000        250,000        300,000       300,000

      600,000       180,000        240,000        300,000        360,000       360,000

      700,000       210,000        280,000        350,000        420,000       420,000

      800,000       240,000        320,000        400,000        480,000       480,000

      900,000       270,000        360,000        450,000        540,000       540,000

    1,000,000       300,000        400,000        500,000        600,000       600,000

      Mr. Davis participated in a defined benefit retirement plan during the period of his employment with Hammond & Champness, Ltd., under which plan he had accrued an annual benefit, as of August 31, 1995, equal to $56,400 (which has been converted into U.S. dollars from British pounds using the Federal Reserve
Rate). Messrs. S. Bailey, G. Bailey and Bottom participated in the Miami Elevator Plan, a defined contribution plan, prior to its termination which is expected to occur approximately July 15, 1998. The account balances accrued with respect to employer contributions made under the Miami Elevator Plan for Messrs. S. Bailey, G. Bailey and Bottom as of June 30, 1998, were $4,439,081, $4,439,081 and $348,820, respectively.

CHANGE OF CONTROL PROVISIONS

      On or prior to the Distribution Date, DEI is expected to enter into agreements with Mr. Davis and other officers, including the other Named Executive Officers, designed to encourage each such officer to continue to carry out his duties with DEI in the event of a potential change of control of DEI. Such agreements are expected to be substantially comparable to similar agreements in effect as of the Distribution Date between certain of such officers and Dover. For purposes of these agreements, a "change of control" occurs generally when (a) a person becomes beneficial owner of 20% or more of DEI Common Stock, (b) as a result of a business combination or tender offer, a majority of the Board of Directors changes, or (c) the stockholders approve a merger or other business combination, as a result of which DEI ceases to be an independent public company. The agreements provide that if within eighteen (18) months following a change of control of DEI the officer's employment is terminated either by DEI for other than "cause" or "disability" or by such officer for "good reason" (all as defined in the agreements), then such officer will receive a lump sum payment equal to three times the highest base salary and annual bonus (but not a bonus under any cash performance program or any other compensation) received by such officer from DEI or Dover in any of the most recent five years. The severance amounts to be paid may be subject to reduction if the officer, at the time of termination, is within 36 months from his normal retirement age. In addition, upon termination, all cash performance awards outstanding will immediately vest and be paid to the officer and all stock options which have been held by the officer for more than six months will immediately vest and become exercisable. Also, in the event of a change of control, the present value of certain unfunded deferred compensation plans, including the SERPs, will be paid immediately to each of such officers in a lump sum.

      The Code imposes excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation, and have an aggregate present value of at least three times the individual's annualized includable compensation for the base period, as defined in the Code. Although payments by DEI would not be expected to reach this amount in most cases, executives who became subject to these excise taxes will be "grossed-up" for such taxes.

PERFORMANCE PROGRAM

      DEI expects to adopt, effective immediately following the Distribution Date, the 1998 Dover Elevators, Inc. Performance Program (the "Performance Program"), which is an executive incentive compensation plan under which bonuses will be awarded. The aggregate amount of such bonus awards will be determined based on the achievement of performance objectives established by the Compensation Committee. The allocation of bonuses among the participants will depend on each participant's position and individual performance.

      DEI intends to take such actions as are reasonably necessary and permitted by U.S. tax laws for such compensation to be deductible for Federal income tax purposes.

INCENTIVE STOCK OPTION PLAN

      Prior to the Distribution Date, DEI expects to adopt the 1998 Dover Elevators, Inc. Incentive Stock Option Plan (the "Stock Option Plan") pursuant to which DEI may grant certain salaried officers and other salaried key employees of DEI and its subsidiaries options to purchase DEI Common Stock. The Stock Option Plan is expected to be approved prior to the Distribution by Dover as sole stockholder of DEI. The Stock Option Plan provides for the grant of stock options that qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and non-qualified stock options ("NQSOs"). The Stock Option Plan will assist DEI in developing and maintaining management capable of assuring DEI's future success by providing certain salaried officers and other salaried key employees of DEI long-range inducement to remain with DEI and to increase their efforts to success.

      Under the Stock Option Plan, DEI's Board of Directors is authorized to grant options to purchase up to an aggregate of 2.3 million shares of Common Stock. The Compensation Committee, or the Board, if there is no Compensation Committee (the "Committee") has sole and complete authority to determine the individuals eligible to receive stock options under the Stock Option Plan. The Committee has authority to determine the number of stock options to be granted to eligible individuals and to determine the terms and conditions under which grants will be made (including limitations, restrictions or prohibitions upon the exercise of stock options). The Committee will determine the period for which each stock option may be exercisable, but in no event may a stock option be exercisable more than 10 years from the date of grant thereof. The number of shares available under the Stock Option Plan and the exercise price of options granted under the Stock Option Plan are subject to adjustments that may be made by the Committee to reflect stock splits, stock dividends, recapitalizations, mergers, or other major corporate action.

      Except as described below with respect to the grant of substitute options to replace certain Dover options held by DEI employees, the exercise price for options granted under the Stock Option Plan shall be such price as is determined by the Committee in its sole discretion, provided that the exercise price must be at least equal to the fair market value of the shares subject to such option on the date of grant. The exercise price may be paid in cash or in shares of Common Stock. Options granted under the Stock Option Plan become exercisable after three years, except that, if there is a change in control of DEI, all such stock options shall become immediately exercisable. Options granted under the Stock Option Plan cannot be granted for more than 150,000 shares annually to any single recipient.

      The Board of Directors is authorized to terminate, suspend or amend the Stock Option Plan; provided, that the amendment or termination cannot affect the validity of any then outstanding stock option previously granted under the Stock Option Plan, and provided further that the Board of Directors cannot without stockholder approval: (a) increase the maximum number of shares covered by the Stock Option Plan or change the class of employees eligible to receive stock options; or (b) reduce the stock option price for ISO's below the fair market value of the DEI Common Stock on the date of the grant of such stock option; or
(c) extend beyond 10 years from the date of the grant the period within which a stock option may be exercised. The Stock Option Plan will have a term of ten years and no option may be granted after its termination date. Options granted prior to the termination date may be exercised in accordance with their terms beyond the termination date.

      Under the Stock Option Plan, executive officers of the Company will be granted non-qualified stock options as determined by DEI prior to the Distribution Date (in addition to the conversion of Dover stock options held by certain of such officers as described in "--Dover Stock Option Plan Conversion" below). It is intended that such options will be granted effective upon the Distribution Date with an exercise price equal to the average closing price of DEI's Common Stock for a period of trading days after the Distribution Date to be determined prior to the Distribution Date.

      Federal Income Tax Consequences

      The Stock Option Plan is not qualified under Section 401(a) of the Code. In accordance with Sections 83, 421 and 422 of the Code and the regulations thereunder, the following are the tax consequences with respect to the receipt and exercise of the options:

      Under Section 422 of the Code, no regular income tax consequences result from the grant of an ISO or the exercise of an ISO by the employee provided the employee continues to hold the stock acquired on the exercise of an ISO for the requisite holding periods described below. The employee will be taxed only upon the sale or disposition of the stock acquired under an ISO and the gain recognized at that time will be long-term capital gain. The holding period requirements necessary for ISO treatment are as follows: (i) such shares must not have been disposed of within two years from the date the ISO was granted, and (ii) such shares must have been held for at least one year from the date the shares were transferred to the employee upon the exercise of the ISO. In addition, to receive ISO treatment, the option holder generally must be an employee of DEI or a subsidiary of DEI from the date the stock option was granted until three months before the date of exercise.

      The amount by which the fair market value of shares received upon exercise of an ISO exceeds the option price constitutes an item of tax preference that may be subject to the alternative minimum tax. If an employee is subject to the alternative minimum tax as a result of the exercise of an ISO, for purposes of calculating the gain on a disposition of the stock solely for purposes of the alternative minimum tax, the amount treated as a preference item will be added to his tax basis for the stock.

      If an employee disposes of stock acquired through exercise of an ISO before expiration of the applicable holding periods, the employee will realize compensation income on the date of disposition measured by the lesser of: (i) the fair market value of the stock on the date of exercise of the ISO minus the option price or (ii) the amount realized on disposition minus the option price. Any additional gain would be treated as either long-term or short-term capital gain, depending on whether or not the stock was held by an employee for at least one year prior to sale or disposition. A deduction is allowable to DEI only to the extent that an employee has to include any portion of a gain on disposition as compensation income.

      Gain realized by an employee upon the disposition of stock acquired through the exercise of an ISO is taxable in the year of disposition, but such income is not subject to income tax withholding if the requisite holding periods have been satisfied. If either of the holding periods is not satisfied, however, the disposition of the stock may result in taxable income to the employee as additional compensation which is subject to withholding. Arrangements must be made by the employee at that time to reimburse DEI at the rate of 28% of that compensation, as determined by DEI, to satisfy DEI's withholding tax liability for Federal income taxes, in addition to social security taxes and any state or local government withholding taxes.

      With regard to NQSO's, the participant will recognize ordinary income at the time of the exercise of the option in an amount equal to the difference between the exercise price and the fair market value of the shares received on the date of exercise. Such income will be subject to withholding. Arrangements must be made by the employee at that time to reimburse DEI at the rate of 28% of that compensation, as determined by DEI, to satisfy DEI's withholding tax liability for Federal income taxes and in addition for social security taxes and any state and local withholding taxes. When the participant disposes of shares acquired upon the exercise of the option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as long or short-term capital gain, depending upon the holding period of the shares. If the amount received is less than the fair market value of the shares on the date of exercise, the loss will be treated as long or short-term capital loss, depending upon the holding period of the shares.

DOVER STOCK OPTION PLAN CONVERSION

      Pursuant to the Distribution Agreement, DEI will grant substitute options under the Stock Option Plan to replace outstanding unexercisable options held by DEI employees under the Dover 1995 Stock Option Plan at the Distribution Date. Unexercisable options include only those options awarded under the Dover 1995 Stock Option Plan during 1996 and later years and, in the case of the Named Executive Officers, are as indicated in the column entitled "Number of Securities Underlying Unexercised Options at Year-End - Unexercisable" in the table entitled "Aggregated Stock Option Exercises in 1997 and Year-End Values" above. Other key employees as a group have 59,934 outstanding unexercisable options. Stock options awarded under the Dover Corporation 1984 Incentive Stock Option Plan (the "Dover 1984 Stock Option Plan") and prior to 1996 under the Dover 1995 Stock Option Plan are exercisable and, in the case of the Named Executive Officers, are as indicated as "Exercisable" in the table referred to in the preceding sentence. The exercise price for each substituted option granted by DEI will be determined in a manner designed to provide the option holder with a value equal to the value of the Dover options immediately prior to the Distribution Date pursuant to a formula to be determined prior to the Distribution Date. A substitute option will have the same vesting status and remaining exercise period as the corresponding Dover option. Exercisable options held by DEI employees at the Distribution Date will expire as of the Distribution Date, in the case of options granted under the Dover 1984 Stock Option Plan, and three months after the Distribution Date, in the case of options granted under the Dover 1995 Stock Option Plan, if not sooner exercised for Dover Common Stock. Options under the Dover 1984 Stock Option Plan and the Dover 1995 Stock Option Plan, except those converted to DEI stock options, will be adjusted to reflect the value of the DEI spin-off.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF DEI

      The following table sets forth information with respect to the shares of DEI Common Stock which are expected to be beneficially owned as of the Distribution Date by each person known by DEI to beneficially own more than 5% of the outstanding shares of Dover Common Stock. The projections are based upon the number of shares of Dover Common Stock held February 27, 1998. Information with respect to the shares of DEI Common Stock which are expected to be beneficially owned as of the Distribution Date by each of DEI's proposed directors, by each of the Named Executive Officers of DEI and by all directors and executive officers of DEI as a group will be disclosed in an amendment to this Information Statement. Effective on the Distribution Date, certain executive officers of DEI will have certain Dover stock options converted into options to acquire DEI Common Stock. See "Management -- Dover Stock Option Plan Conversion". In addition, certain executive officers of DEI will be granted options to acquire DEI Common Stock on or about the Distribution Date. These converted options and new grants are not reflected in this table.

                                Amount and Nature of
     Name                       Beneficial Ownership              Percentage
     ----                       --------------------              ----------
Magalen O. Bryant                   2,067,850 (1)                     5.2
  Post Office Box 247                 239,150 (2)
  Middleburg, VA 22117

(1)   Includes 60,992 shares, held by a corporation over which she has control.

(2) Held in a trust of which she is a co-trustee sharing voting and investment powers and in which she disclaims any beneficial interest.


                         DESCRIPTION OF CAPITAL STOCK

      DEI's authorized capital stock consists of 150,000,000 shares of DEI Common Stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $100 per share ("DEI Preferred Stock"). Based on 223 million shares of Dover Common Stock outstanding as of March 31, 1998 and a distribution ratio of one share of DEI Common Stock for every five shares of Dover Common Stock, it is expected that approximately 44,597,500 shares of DEI Common Stock will be distributed to holders of Dover Common Stock. All of the shares of DEI Common Stock issued in the Distribution will be validly issued, fully paid and non-assessable. No Preferred Stock will be distributed to Dover stockholders in connection with the Distribution.

      The following summary description of DEI's capital stock is qualified in its entirety by reference to the Certificate of Incorporation and the Bylaws which are filed as exhibits to the Registration Statement of which this Information Statement is a part.

COMMON STOCK

      The holders of DEI Common Stock will be entitled to one vote for each share on all matters voted on by stockholders, including election of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board with respect to any series of DEI Preferred Stock, the holders of such shares exclusively will possess all voting power. The Certificate of Incorporation does not provide for cumulative voting for directors. Subject to any preferential rights of any outstanding series of DEI Preferred Stock, the holders of DEI Common Stock will be entitled to such dividends as may be declared by the Board from time to time from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of DEI available for distribution to such holders. See "Certain Antitakeover Effects of Certain Provisions of the Certificate of Incorporation, the Bylaws, Delaware Law and the Rights Agreement".

      DIRECT REGISTRATION SYSTEM

      DEI will participate in the Direct Registration System ("DRS") for the DEI Common Stock. Under the DRS, which will be operational at the time of the Distribution, the transfer agent will establish a book-entry account for each stockholder of record of Dover who is entitled to receive shares of DEI Common Stock in the Distribution. Commencing on or about the Distribution Date, the Distribution Agent will begin mailing account statements reflecting ownership of shares of DEI Common Stock. The mailing will also contain certain additional information concerning the DRS.

      The DRS permits each stockholder to maintain the registration of his or her shares of DEI Common Stock in his or her own name without the need for DEI to issue, or for the stockholder to maintain or store, a physical stock certificate. DEI believes that DRS will enable DEI to reduce the costs of maintaining stockholder accounts and will enable stockholders to eliminate the costs of storing and safeguarding stock certificates and facilitate the timely settlement of trading in DEI Common Stock. Any stockholder who would like to receive a physical stock certificate evidencing his or her shares of DEI Common Stock will be able to obtain a certificate at no charge by contacting the transfer agent.

PREFERRED STOCK

      Under the Certificate of Incorporation, the Board will be authorized to provide for the issuance of preferred stock, in one or more series, and to determine for each such series the designations, voting powers, preferences and rights of such series, and such qualifications, limitations or restrictions thereof, as the Board shall determine and as permitted by Delaware Law". See "Certain Antitakeover Effects of Certain Provisions of the Certificate of Incorporation, the Bylaws, Delaware Law and the Rights Agreement". The Board will designate a series of preferred stock in connection with the adoption of the Rights Agreement. See "--Rights Agreement".

DIVIDENDS

      The payment and level of cash dividends, if any, declared by DEI after the Distribution will be subject to the discretion of the Board. Dividend decisions will be based on a number of factors, including DEI's operating results and financial requirements on a stand-alone basis as well as credit agreement and legal restrictions relating thereto.

          CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, THE BYLAWS, DELAWARE LAW AND
                             THE RIGHTS AGREEMENT

      The Certificate of Incorporation, the Bylaws, Delaware law and the Rights Agreement contain provisions that could make the acquisition of control of DEI in a transaction not approved by the Board more difficult or expensive. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation, the Bylaws and the Rights Agreement, which are filed as exhibits to the Registration Statement of which this Information Statement is a part.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

      The Certificate of Incorporation provides that the number of directors will be fixed from time to time in the manner provided in the Bylaws, but in no event shall be less than three. The Certificate of Incorporation also provides that the remaining director or directors, although less than a quorum, may fill any vacancies on the Board or reduce their number by the number of such vacancies on the Board, provided such reduction does not reduce the Board to less than three directors. Additionally, if any stockholder (other than a subsidiary of DEI or benefit plan of DEI or a subsidiary) beneficially owns 40% or more (a "Substantial Stockholder") of the DEI stock entitled to vote for the election of directors ("Voting Shares"), the size of the Board may not be changed by the Board or the stockholders. Accordingly, a stockholder could be prevented from enlarging the Board and filling the new directorships with such stockholder's own nominee.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

      The Certificate of Incorporation provides that, subject to the rights of any holders of DEI Preferred Stock to elect additional directors under specified circumstances, stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The Bylaws provide that special meetings of stockholders can be called only by order of the Board or the Executive Committee. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by DEI.

      The provision of the Certificate of Incorporation prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called at the order of the Board or the Executive Committee. These provisions would also prevent the holders of a majority of the voting power of the shares of capital stock of DEI entitled to vote generally in the election of directors (the "Voting Stock") from unilaterally using the written consent procedure to take stockholder action and from taking action by consent. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Board by calling a special meeting of stockholders prior to the time the Board or the Executive Committee believes such consideration to be appropriate.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

      The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders of DEI (the "Stockholder Notice Procedure").

      The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice to the Secretary of DEI prior to the meeting at which directors are to be elected, will be eligible for election as directors of DEI. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman of the Board or by a stockholder who has given timely written notice to the Secretary of DEI of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by DEI not less than 90 days nor more than 120 days prior to the annual meeting; provided that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice must be received not later than the close of business on the 10th day following the date of such notice or public disclosure.

      Under the Stockholder Notice Procedure, a stockholder's notice to DEI proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of stock of DEI which are owned by such stockholder, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the Stockholder Notice Procedure, a stockholder notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposed to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of DEI beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the Chairman of the Board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted, as the case may be, at such meeting.

      By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure will afford the Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications.

      By requiring advance notice of other proposed business, the Stockholder Notice Procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board, will provide the Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

      Although the Bylaws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to DEI and its stockholders.

AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

      Under Delaware Law, the stockholders of a corporation have the right to adopt, amend or repeal the Bylaws and, with the approval of the board of directors, the certificate of incorporation of that corporation. In addition, if the certificate of incorporation so provides, the Bylaws may be adopted, amended or repealed by the board of directors. The Certificate of Incorporation provides that the affirmative vote of the holders of at least 80 percent of the voting power of the outstanding shares of Voting Stock, voting together as a single class, is required to amend provisions of the Certificate of Incorporation relating to the prohibition of stockholder action without a meeting, the restriction on change in the size of the Board when a Substantial Stockholder exists, the repurchase of stock by the Company and the business combination provisions; provided that such 80% vote is not required for any amendment recommended by the majority vote of the Board when there is no Interested Stockholder (as defined in the Certificate of Incorporation) or Substantial Stockholder or (with respect to the business combination provisions) 80% of the Continuing Directors (as defined below) or, in the event there is no Related Person (as defined below) at the time of such amendment, by the majority vote of the Board. All other provisions of the Certificate of Incorporation may be amended by the vote of the holders of a majority of the voting power of the outstanding shares of Voting Stock. The Certificate of Incorporation further provides that the Bylaws may be amended by the Board or by the affirmative vote of the holders of at least 80 percent of the voting power of the outstanding shares of Voting Stock, voting together as a single class. These 80 percent voting requirements will have the effect of making more difficult any amendment by stockholders of the Bylaws or of any of the provisions of the Certificate of Incorporation described above, even if a majority of DEI's stockholders believe that such amendment would be in their best interests.

PREFERRED STOCK

      The Certificate of Incorporation authorizes the Board to establish one or more series of DEI Preferred Stock and to determine, with respect to any series of DEI Preferred Stock, the terms and rights of such series, including (i) the designation of the series, (ii) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding), (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series, (iv) the dates at which dividends, if any, will be payable, (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series,
(vii) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of DEI,
(viii) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of DEI or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made, (ix) restrictions on the issuance of shares of the same series or of any other class or series, and (x) the voting rights, if any, of the holders of such series.

      DEI believes that the ability of the Board to issue one or more series of DEI Preferred Stock will provide DEI with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of DEI Preferred Stock, as well as shares of DEI Common Stock, will be available for issuance without further action by DEI's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which DEI's securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities outstanding, of at least 20 percent. If the approval of DEI's stockholders is not required for the issuance of shares of DEI Preferred Stock or DEI Common Stock, the Board may determine not to seek stockholder approval.

      Although the Board has no intention at the present time of doing so, it could issue a series of DEI Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue such shares based on its judgment as to the best interests of DEI and its stockholders. The Board, in so acting, could issue DEI Preferred Stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the Board, including a tender offer or other transaction that some, or a majority, of DEI's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

REPURCHASE OF STOCK

      The Certificate of Incorporation requires that any purchase by the Company or its subsidiaries of Voting Shares from a stockholder owning 5% or more of the Voting Shares for less than four years and certain other Interested Stockholders (as defined in the Certificate of Incorporation) must be approved by a majority of stockholders other than the Interested Stockholder if the price to be paid is in excess of the then current market price of such Voting Shares. This could prevent a controlling or other significant stockholder from selling Voting Shares to the Company on terms favorable to such stockholder and could, accordingly, discourage stockholders from attempting to accumulate large stockholdings or from attempting to gain control of the Company.

BUSINESS COMBINATIONS

      Provisions of Article Tenth of the Certificate of Incorporation ("Article Ten") places certain limitations on DEI's ability to effect a business combination with an owner (except certain affiliates of DEI) of 15% or more of DEI Common Stock or other Related Person (as each such term is defined therein). Article Ten's limitations apply to a sale of significant assets to a Related Person, merger or consolidation with or into a Related Person, the sale of securities to a Related Person and certain other Business Combinations (as defined in Article Ten) involving or proposed by a Related Person.

      In order to comply with Article Ten, any Business Combination with respect to a Related Person must be approved by the holders of at least 80% of the outstanding voting stock of DEI, unless an exception under Article Ten is applicable. If an exception is applicable, the Business Combination would still need the approval of stockholders required by Delaware Law or any other provisions of the Certificate of Incorporation, Bylaws or the terms of any outstanding Preferred Stock or agreement to which DEI may be a party at the time. See "-- Delaware Law" below.

      Article Ten contains exceptions where the Business Combination was approved by the Board of Directors at a time when the Related Person owned less than 5% of the DEI Common Stock, where the Business Combination was approved by a majority of the members of the Board of Directors (each a "Continuing Director") who were first elected or appointed before the Related Person became a Related Person (or any successor to such a Director who is not affiliated with the Related Person and who was recommended or elected by a majority of the Continuing Directors), or where the Business Combination satisfies certain "Fair Price" provisions.

      To comply with the Fair Price provisions, a Business Transaction must meet specific substantive and procedural criteria set forth in Article Ten. These include: (i) that the value of consideration received for DEI Common Stock and Preferred Shares (as hereinafter defined) be the higher of its liquidation preference, the highest price paid by the Related Person for such stock or the market price times the percentage increase (expressed as a decimal, but not less than 1) in the market price of such stock from the time the Related Person began purchasing to the time the Related Person paid its highest price for such stock,
(ii) the consideration paid for any class of voting stock of DEI be in either the same form paid by the Related Person or, where the Related Person paid in different ways, cash or in the form used by the Related Person to purchase its largest block of such voting stock, (iii) after the Related Person became a Related Person, no oppression of other shareholders occurred as measured by specified criteria (such as continued proportional representation by Continuing Directors and continued regular dividends on the DEI Common Stock and Preferred Shares, representation) and the Related Person has not acquired any additional voting stock of DEI or received any disproportionate benefit from DEI, (iv) the Related Person must file a proxy or information statement responsive to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") describing the Business Combination and including the recommendation of the Continuing Directors and, at the request of the Continuing Directors, an investment bank's opinion as to the fairness of the Business Combination to the stockholders other than the Related Person.

      Article Ten further provides that it may not be amended without the approval of holders of at least 80% of the outstanding voting stock of DEI unless recommended by a majority of the Continuing Directors (or the Board of Directors if there is no Related Person at the time of amendment).

      Article Ten is designed to encourage a potential acquiror to negotiate directly with the Board of Directors, as representative of DEI and its stockholders generally, before pursuing an acquisition of control of DEI and to ensure that the stockholders are fully informed with respect to any action they are asked to take in connection with a Business Combination. Where a Related Person will not or cannot obtain prior Board approval for a Business Combination, Article Ten is designed to ensure that the consideration paid in a Business Combination meets minimum standards for fairness and that the Related Person cannot use its stock ownership to engage in self-dealing or to circumvent or lessen the protections afforded by Article Ten.

DELAWARE LAW

      Similar to Article Ten of the Certificate of Incorporation, Section 203 of the Delaware Law places certain limitations on DEI's ability to effect a business combination with an owner (except certain affiliates of DEI) of 15% or more of DEI Common Stock and certain other persons (an "interested stockholder"). The Delaware Law limitations apply to a sale of 10% or more of the assets of DEI to an interested stockholder, merger or consolidation with or into an interested stockholder, any transaction resulting in an increase in the interested stockholder's proportional ownership of DEI and certain other business combinations involving an interested stockholder specified in Delaware Law. No such business combination may occur with any interested stockholder for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66- 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

      Under certain circumstances, Section 203 of the Delaware Law makes it more difficult for a person who could be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate of Incorporation does not exclude DEI from the restrictions imposed under Section 203 of Delaware Law. It is anticipated that the provisions of Section 203 of Delaware Law may encourage companies interested in acquiring DEI to negotiate in advance with the Board of DEI, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

RELATIONSHIP OF ARTICLE TEN TO SECTION 203

      Each of Article Ten and Section 203 should encourage any person interested in acquiring DEI to negotiate in advance with the Board of Directors since the higher stockholder voting requirements imposed would not be invoked if, (i) in the case of Article Ten, such person obtains the approval of a majority of the Continuing Directors for the proposed business combination transaction, and (ii) in the case of Section 203, such person, prior to acquiring 15% of DEI's Voting Stock, obtains the approval of the Board for such stock acquisition or for the proposed business combination transaction. As stated above, in the event of a proposed acquisition of DEI, the Board of DEI believes that the interests of DEI's stockholders will best be served by a transaction that results from negotiations based upon careful consideration of the proposed terms, such as the price to be paid to minority stockholders, the form of consideration paid and tax effects of the transaction.

      The protection afforded the remaining stockholders by Section 203 is stronger in some respects than the protection that would be afforded by Article Ten in situations in which the provisions of both apply. This is because, unless the requisite Board or stockholder approval is obtained or the acquiror succeeds in obtaining at least 85% of the target corporation's voting stock in the initial transaction, Section 203 would delay for three years any of the specified business combination transactions which could be used by an acquiror to eliminate such remaining stockholders, use the assets of the company to finance its acquisition or otherwise abuse its equity position. Article Ten would merely require that the specified minimum price and procedural conditions be satisfied. Nonetheless, Article Ten has been included in the Certificate of Incorporation for several reasons.

      First, the term "Business Combination" is defined differently in Article Ten than it is in Section 203 and, as a result, Article Ten may afford protection to DEI's stockholders in certain situations in which Section 203 would not apply.

      Second, although the constitutionality of Section 203 has so far been upheld in the courts, it is possible that a higher court might yet find Section 203 to be unconstitutional. If Section 203 were to be challenged and struck down as unconstitutional prior to or in connection with any acquisition of DEI, Article Ten would continue to afford its protections to stockholders.

      Neither Article Ten nor Section 203 will prevent a hostile takeover of DEI. They may, however, make more difficult or discourage a takeover of DEI or the acquisition of control of DEI by a significant stockholder and thus the removal of incumbent management. Such effect will be enhanced by the fact that DEI will have a Rights Agreement. Some stockholders may find this disadvantageous in that they may not be afforded the opportunity to participate in takeovers which are not approved by the Continuing Directors but in which they might receive, for at least some of their shares, a substantial premium above the market price at the time of a tender offer or other acquisition transaction. Article Ten should not prevent or discourage transactions in which the acquiring person is willing to negotiate in good faith with the Board and is prepared to pay the same price to all stockholders of each class of DEI's voting stock.

RIGHTS AGREEMENT

      As of the Distribution Date, the Board of DEI will have adopted a Rights Agreement (the "Rights Agreement") under which the Board will declare a dividend of one preferred share purchase right (a "Right") for each outstanding share of DEI Common Stock. Each share of DEI Common Stock distributed in the Distribution will have attached to it (as described below) an associated Right. Rights are issuable in respect of all shares of DEI Common Stock issued prior to the earliest of (i) the Rights Distribution Date (as defined below), (ii) the date on which the Rights are redeemed or exchanged as discussed below or (iii) the tenth anniversary of the date of the Rights Agreement. Each Right entitles the registered holder to purchase from DEI shares of Series A Junior Participating Preferred Stock, par value $100 per share (the "Preferred Shares"), of DEI in an amount and at a price (the "Purchase Price") to be determined prior to the Distribution. The terms of the Rights are set forth in the Rights Agreement.

      The Rights Agreement provides that, until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the shares of DEI Common Stock. The Rights Distribution Date is the earlier to occur of (i) a public announcement that, without the prior consent of the Board, a person or group, including any affiliates or associates of such group (an "Acquiring Person") has acquired or obtained the right to acquire ownership of 15 percent or more of the outstanding shares of DEI Common Stock or (ii) ten business days (or such later date as the Board may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in the beneficial ownership by a person or group of 15 percent or more of the outstanding shares of DEI Common Stock without the prior written consent of the Board. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Right Certificate") will be mailed to holders of record of the shares of DEI Common Stock as of the close of business on the Rights Distribution Date and such separate Rights Certificate alone will evidence the Rights.

      In the event that any person becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of DEI Common Stock having an average market value during a specified time period of two times the exercise price of the Right. At any time prior to the time a person or group of affiliated or associated persons becomes an Acquiring Person, the Board may redeem the Rights in whole, but not in part, at a price of $.0125 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board in its sole discretion may establish.

      If the Rights are not redeemed as provided above and in the event that DEI is acquired in a merger or other business combination transaction or 50 percent or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

      At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50 percent or more of the outstanding shares of DEI Common Stock, the Board of Directors of DEI may exchange the Rights (other than Rights owned by such person or group all of which will have become void), in whole or in part, at an exchange ratio of one share of DEI Common Stock per Right (subject to adjustment).

      Preferred Shares which are purchasable under the Rights Agreement will not be redeemable. Each Preferred Share will be entitled to an aggregate dividend of 4,000 times the dividend declared per share of DEI Common Stock but in no event shall such minimum preferential quarterly payment be less than $10 per share. In the event of liquidation, the holders of the Preferred Shares will be entitled to an aggregate payment of 4,000 times the payment made per share of DEI Common Stock, but in no event shall they receive less than $100 per share. Each Preferred Share will have one vote, voting together with the shares of DEI Common Stock. Finally, in the event of any merger, consolidation, or other transaction in which shares of DEI Common Stock are exchanged, each Preferred Share will be entitled to receive 4,000 times the amount received per share of DEI Common Stock. These rights are protected by customary antidilution provisions.

      Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of DEI, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights is not taxable, stockholders may recognize taxable income upon the occurrence of subsequent events - for example, upon the redemption, sale, or other disposition of the Rights, or upon the Rights becoming exercisable with respect to an acquiror's stock whether or not exercised. The Rights will expire on the tenth anniversary of the date of the Rights Agreement (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by DEI.

      The terms of the Rights may be amended by the Board without the consent of the holders of the Rights in order to (i) cure any ambiguity, (ii) to correct or supplement any provision of the Rights Agreement which may be defective or inconsistent with any other provisions, (iii) prior to the Rights Distribution Date, to change or supplement the provisions of the Rights Agreement which DEI deems necessary or desirable and (iv) on or after the Rights Distribution Date, in any manner which DEI may deem necessary or desirable and which will not adversely affect the interests of the holders of the Rights Certificates.

      The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire DEI without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. However, the Rights generally should not interfere with any merger or other business combination approved by the Board.


            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

ELIMINATION OF LIABILITY OF DIRECTORS

      The Certificate of Incorporation provides that a director of DEI will not be personally liable to DEI or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware Law is amended after the approval by the stockholders of the Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of DEI shall be eliminated or limited to the fullest extent permitted by the Delaware Law, as so amended from time to time.

      While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty.

Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Certificate of Incorporation provides that DEI will, to the full extent authorized or permitted by the laws of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader rights than such law permitted the corporation to provide prior to such amendment), (a) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or by reason of the fact that such director or officer is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, and (b) advance expenses incurred by any such officer or director in defending any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. In addition, the Certificate of Incorporation provides that DEI may provide additional indemnification to such persons or other persons, as provided in its bylaws, by agreement or otherwise, which is greater or different than that provided in the Certificate of Incorporation.

      The Bylaws provide that each person who was or is made a party to or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer, employee or agent of DEI or is or was serving at the request of DEI, as a director, officer, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by DEI, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by DEI to the fullest extent authorized by Delaware Law as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits DEI to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; however, except as described in the following paragraph with respect to Proceedings to enforce rights to indemnification, DEI will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board.

      Pursuant to the Bylaws, if a claim described in the preceding paragraph is not paid in full by DEI within sixty days after a written claim has been received by DEI, the claimant may at any time (or twenty days in the case of expenses incurred before the final disposition of a proceeding) thereafter bring suit against DEI to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to DEI) that the claimant has not met the standards of conduct which make it permissible under Delaware Law for DEI to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on DEI. Neither the failure of DEI (including the Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware Law, nor an actual determination by DEI (including the Board, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      The Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Certificate of Incorporation will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws permit DEI to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of DEI or any person serving at the request of DEI, as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by DEI, against any expense, liability or loss, whether or not DEI would have the power to indemnify such person against such expense, liability or loss under Delaware Law. DEI intends to obtain directors' and officers' liability insurance providing coverage to its directors and officers.

      The Bylaws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by DEI the expenses incurred in defending any such Proceeding in advance of its final disposition, except that if Delaware Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to DEI of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Certificate of Incorporation or otherwise.


                              AVAILABLE INFORMATION


      The Company has filed with the Commission a Registration Statement on Form 10 (the "Registration Statement," which term includes any amendments or supplements thereto) under the Exchange Act with respect to the shares of DEI Common Stock being received by Dover stockholders in the Distribution. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference. For additional information, reference is made to the Registration Statement and the exhibits thereto, which are on file at the offices of the Commission and may be inspected and copied as set forth below.

      The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected without charge and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Northwest Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th floor, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

                      DOVER ELEVATORS, INC AND SUBSIDIARIES
                (A WHOLLY OWNED SUBSIDIARY OF DOVER CORPORATION)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements as of March 31, 1998, March 31, 1997
(unaudited); and December 31, 1997, December 31, 1996 and December 31, 1995
(audited); unless otherwise indicated:
     Management's responsibility for financial statements                                               F-1
     Report of independent accountants                                                                  F-2
     Consolidated statements of earnings                                                                F-3
     Consolidated statements of retained earnings & accumulated comprehensive Income                    F-4
     Consolidated balance sheets at March 31, 1998 (unaudited); December 31, 1997 and December
         31, 1996 (audited)                                                                             F-5
     Consolidated statements of cash flows                                                              F-6
     Notes to consolidated financial statements                                                  F-7 - F-15


               INDEX TO UNAUDITED PRO FORMA FINANCIAL INFORMATION:

     Pro forma statement of financial position as of March 31, 1998 (unaudited)                        F-17
     Pro forma statement of earnings for the three months ended March 31, 1998 (unaudited)             F-18
     Pro forma statement of earnings for the year ended December 31, 1997 (unaudited)                  F-19
     Notes to pro forma financial information (unaudited)                                              F-20

                                INDEX TO EXHIBITS

Financial Statement Schedule as of December 31, 1997
         Schedule II - Valuation and qualifying accounts                                               F-21
Other Exhibits:
         Schedule of Property                                                                          F-22
         (27) Financial Data Schedule (EDGAR filing only)                                              F-23

              MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

Management is responsible for the preparation and integrity of the consolidated financial statements and related notes appearing on pages F-3 to F-15. These consolidated financial statements have been prepared in accordance with generally accepted accounting principles and of necessity included some amounts that are based on management's best estimates and judgments.


The Company's accounting systems include internal controls designed to provide reasonable assurance of the reliability of its financial records and the proper safeguarding and use of its assets. Such controls are based on established policies and procedures prescribed by the Company. All employees are to maintain the highest ethical standards and its business practices throughout the world are to be conducted in a manner which is above reproach.

The consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 have been audited by Coopers & Lybrand, L.L.P. independent accountants, who were responsible for conducting their audits in accordance with generally accepted auditing standards. Their report is included herein.



Nigel Davis                             Paul Nickel
June 19, 1998                           June 19, 1998

                         INDEPENDENT ACCOUNTANTS' REPORT


To the Board of Directors and Stockholders of Dover Elevators, Inc:

We have audited the accompanying consolidated financial statements and the financial statement schedule of Dover Elevators, Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements, and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dover Elevators, Inc. and subsidiaries as of December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.




                                        COOPERS & LYBRAND L.L.P.

New York, New York
February 6, 1998,
except for Note 2
for which date is
June 19, 1998

                      DOVER ELEVATORS, INC. AND SUBSIDIARIES
                (A WHOLLY OWNED SUBSIDIARY OF DOVER CORPORATION)

                       CONSOLIDATED STATEMENTS OF EARNINGS
                                 (IN THOUSANDS)


                                             Unaudited
                                        For the three months
                                           ended March 31,            For the years ended December 31,
                                       -----------------------     -------------------------------------
                                         1998          1997          1997          1996          1995
                                       ---------     ---------     ---------     ---------     ---------
Net sales                              $ 218,575     $ 202,085     $ 852,871     $ 795,907     $ 751,596
Cost of sales                            154,564       144,662       613,735       579,745       568,363
                                       -----------------------------------------------------------------
   Gross profit                           64,011        57,423       239,136       216,162       183,233
Selling & administrative expenses         39,297        35,008       148,481       135,533       135,048
                                       -----------------------------------------------------------------
   Operating profit                       24,714        22,415        90,655        80,629        48,185
                                       -----------------------------------------------------------------
Other deductions (income):
   Interest Expense                           87           173           715           287           484
   Interest Income                          (134)         (193)         (731)         (664)         (582)
   Foreign exchange                          420           161           165           (12)          159
   All other, net                           (412)         (476)          415        (1,299)       15,622
                                       -----------------------------------------------------------------
       Total                                 (39)         (335)          564        (1,688)       15,683
                                       -----------------------------------------------------------------
Earnings before taxes on income           24,753        22,750        90,091        82,317        32,502
Federal & other taxes on income            8,839         8,587        33,994        31,316        11,190
                                       -----------------------------------------------------------------
Net earnings                           $  15,912     $  14,163     $  56,097     $  51,001     $  21,312
                                       =================================================================

See Notes to Consolidated Financial Statements.

                      DOVER ELEVATORS, INC. AND SUBSIDIARIES
                (A WHOLLY OWNED SUBSIDIARY OF DOVER CORPORATION)

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                                 (IN THOUSANDS)


                                                      Unaudited
                                                 For the three months
                                                    ended March 31,       For the years ended December 31,
                                                 --------------------     --------------------------------
                                                   1998        1997         1997         1996        1995
                                                 --------    --------     --------     --------    --------
Balance at beginning of period                   $196,500    $156,585     $156,585     $167,038    $151,572
Net Earnings                                       15,912      14,163       56,097       51,001      21,312
                                                 ----------------------------------------------------------
                                                  212,412     170,748      212,682      218,039     172,884

Dividends paid                                         --          --       16,182       61,454       5,846

                                                 ----------------------------------------------------------
Balance at end of year                           $212,412    $170,748     $196,500     $156,585    $167,038
                                                 ==========================================================

See Notes to Consolidated Financial Statements.


                      DOVER ELEVATORS, INC. AND SUBSIDIARIES
                (A WHOLLY OWNED SUBSIDIARY OF DOVER CORPORATION)

          CONSOLIDATED STATEMENTS OF ACCUMULATED COMPREHENSIVE EARNINGS
                                 (IN THOUSANDS)


                                                      Unaudited
                                                 For the three months
                                                    ended March 31,        For the years ended December 31,
                                                 --------------------     ---------------------------------
                                                   1998        1997         1997         1996        1995
                                                 --------    --------     --------     --------    --------
Net earnings                                     $ 15,912    $ 14,163     $ 56,097     $ 51,001    $ 21,312

Other comprehensive earnings, net of tax:
     Foreign currency translation adjustments          51      (1,009)      (1,956)         452       1,412
                                                 ----------------------------------------------------------
Other comprehensive earnings                           51      (1,009)      (1,956)         452       1,412

                                                 ----------------------------------------------------------
Comprehensive earnings                           $ 15,963    $ 13,154     $ 54,141     $ 51,453    $ 22,724
                                                 ==========================================================

See Notes to Consolidated Financial Statements.

                      DOVER ELEVATORS, INC. AND SUBSIDIARIES
                (A WHOLLY OWNED SUBSIDIARY OF DOVER CORPORATION)

                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                          Unaudited
                                                          March 31,    December 31,  December 31,
                                                            1998          1997          1996
                                                          ---------     ---------     ---------
  ASSETS:
Current Assets:
   Cash & cash equivalents                                $  28,353     $  21,670     $  22,549
   Receivables, net of allowance for doubtful accounts      200,567       202,533       181,005
   Inventories                                               68,556        66,366        53,587
   Deferred taxes & prepaid expenses                          7,735         8,442         7,466
                                                          -------------------------------------
      Total current assets                                  305,211       299,011       264,607
                                                          -------------------------------------
Property, plant & equipment (at cost)
Land                                                          1,817         1,805         1,854
Buildings                                                     6,899         6,863         6,413
Machinery and equipment                                     131,441       124,046       112,358
                                                          -------------------------------------
                                                            140,157       132,714       120,625
Accumulated depreciation                                     85,522        84,478        83,722
                                                          -------------------------------------
   Net property, plant & equipment                           54,635        48,236        36,903
                                                          -------------------------------------
Intangible assets, net of amortization                       33,340        30,700        34,871
Other intangible assets                                       3,009         3,009         2,900
Deferred taxes, charges & other assets                       10,955        10,973        11,096
                                                          -------------------------------------
                                                          $ 407,150     $ 391,929     $ 350,377
                                                          =====================================

  LIABILITIES:
Current Liabilities:
   Accounts payable                                       $  29,231     $  35,758     $  31,896
   Accrued compensation & employee benefits                  24,241        29,514        28,845
   Accrued insurance                                         76,565        74,393        74,290
   Other accrued expenses                                    51,926        50,004        40,183
                                                          -------------------------------------
      Total current liabilities                             181,963       189,669       175,214
                                                          -------------------------------------
Due to (from) Dover Corporation                               7,113        (1,342)       14,996
Deferred compensation                                        13,517        15,008         9,532

  STOCKHOLDER'S EQUITY:
Common stock                                                    200           200           200
Additional paid-in capital                                    2,425         2,425         2,425
Accumulated other comprehensive earnings                    (10,480)      (10,531)       (8,575)
Retained earnings                                           212,412       196,500       156,585
                                                          -------------------------------------
                                                            204,557       188,594       150,635
                                                          -------------------------------------
                                                          $ 407,150     $ 391,929     $ 350,377
                                                          =====================================

See Notes to Consolidated Financial Statements.

                      DOVER ELEVATORS, INC. AND SUBSIDIARIES
                (A WHOLLY OWNED SUBSIDIARY OF DOVER CORPORATION)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)


                                                                          Unaudited
                                                                     For the three months
                                                                        ended March 31,         For the years ended December 31,
                                                                     ---------------------     ----------------------------------
                                                                       1998         1997         1997         1996         1995
                                                                     --------     --------     --------     --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net earnings                                                     $ 15,912     $ 14,163     $ 56,097     $ 51,001     $ 21,312
                                                                     ------------------------------------------------------------
    Adjustment to reconcile net earnings to net cash from
        continuing operating activities:
        Depreciation and amortization                                   3,482        3,260       14,384       12,421       13,331
        Provision for losses on accounts receivable                       (19)        (369)       3,251        4,713        4,624
        Net increase (decrease) in LIFO reserve                            --           --         (226)        (205)         111
        Deferred income taxes                                           1,866        1,829         (144)        (859)      (8,455)
        Loss (gain) on sale of property and equipment                     (39)         (15)        (445)         (51)         (24)
        Increase (decrease) in deferred compensation                   (2,526)       2,288        5,479        3,475         (562)
        Other, net                                                       (959)         297         (987)        (963)       6,229
        Changes in assets and liabilities
         (excluding effects of acquisitions and dispositions):
        Decrease (increase) in accounts receivable                      1,986        7,517      (25,884)     (18,008)     (19,349)
        Decrease (increase) in inventories excluding LIFO reserve      (2,188)      (9,871)     (13,278)      (7,942)     (13,077)
        Decrease (increase) in prepaid expenses                           707        1,661       (1,050)        (589)      (4,955)
        Decrease (increase) in other assets                                17       (2,739)         124       (3,304)      (1,535)
        Increase (decrease) in accounts payable                        (6,527)      (3,782)       5,250        8,626        2,066
        Increase (decrease) in accrued expenses                        (1,952)      (4,534)      10,773        6,350       33,199
        Increase (decrease) in federal and other taxes on income       (1,865)      (1,720)         177          832        4,060
                                                                     ------------------------------------------------------------
             Total adjustments                                         (8,017)      (6,178)      (2,576)       4,496       15,663
                                                                     ------------------------------------------------------------
          Net cash from operating activities                            7,895        7,985       53,521       55,497       36,975
                                                                     ------------------------------------------------------------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
     Proceeds from sale of property and equipment                         (70)         128        1,319          226          839
     Additions to property, plant and equipment                        (8,860)      (3,204)     (21,941)      (9,987)      (9,251)
     Acquisitions net of cash acquired                                   (785)          --           --           --           --
                                                                     ------------------------------------------------------------
        Net cash used in investing activities                          (9,715)      (3,076)     (20,622)      (9,761)      (8,412)
                                                                     ------------------------------------------------------------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
     Increase (decrease) due to Dover Corporation                       8,452       (7,926)     (16,338)      20,611      (16,904)
     Cash dividends to Dover Corporation                                   --           --      (16,182)     (61,454)      (5,846)
                                                                     ------------------------------------------------------------
         Net cash from (used in) financing activities                   8,452       (7,926)     (32,520)     (40,843)     (22,750)
                                                                     ------------------------------------------------------------
     Effect of exchange rates on cash                                      51       (1,009)      (1,258)         401          694
                                                                     ------------------------------------------------------------
     Net increase (decrease) in cash and cash equivalents               6,683       (4,026)        (879)       5,294        6,507
Cash and cash equivalents at beginning of year                         21,670       22,549       22,549       17,255       10,748
                                                                     ------------------------------------------------------------
Cash and cash equivalents at end of year                             $ 28,353     $ 18,523     $ 21,670     $ 22,549     $ 17,255
                                                                     ============================================================

SUPPLEMENTAL INFORMATION, CASH PAID DURING THE PERIOD FOR:
     Income Taxes                                                    $  6,975     $  6,976     $ 39,024     $ 35,449     $ 25,193
     Interest                                                              87          177          711          287          484

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      DESCRIPTION OF BUSINESS:

Dover Elevators, Inc. and subsidiaries (the "Company) includes the accounts of Dover Elevator International, Inc. and subsidiaries which represent the elevator operations of Dover Corporation ("Dover") to be spun-off as described in Note 2. The Company which is a wholly owned subsidiary of Dover Corporation is a leading manufacturer and installer of elevator systems, and a leading provider of elevator services in the United States and Canada. The Company is a leading manufacturer and installer of hydraulic elevator systems in the United States and Canada. The Company also is a major manufacturer and installer of geared and gearless traction elevator systems for passenger and freight use in the United States and Canada. In addition to providing contract maintenance to a significant portion of the Company's units manufactured and installed, the Company also provides contract maintenance to elevators, escalators, and other types of vertical transportation manufactured by others.

      SIGNIFICANT ACCOUNTING POLICIES:

The accounting policies that affect the more significant elements of the Company's financial statements are described briefly below:

A.    Consolidation:

      The consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all significant intercompany accounts and transactions, and include the results of operations of purchased businesses from the dates of acquisition.

      In conformity with the Financial Accounting Standards Board Statement No. 52, "Foreign Currency Translation," the accounts of foreign subsidiaries have been translated into U.S. dollars as follows: assets and liabilities have been translated at year-end rates, profit and loss accounts have been translated at average rates for the year, and the difference has been reflected in the equity section of the balance sheet as cumulative translation adjustments. An analysis of the changes during the three months ended March 31, 1998 and 1997 (unaudited) and for the years 1997, 1996 and 1995 in the cumulative translation adjustments shown on the balance sheets follows:

Accumulated other comprehensive earnings, foreign currency translation adjustments. (in thousands)


                              Unaudited
                         For the three months
                            ended March 31,         For the years ended December 31,
                         ---------------------     ----------------------------------
                           1998         1997         1997         1996         1995
                         --------     --------     --------     --------     --------
Beginning balance        $(10,531)    $ (8,575)    $ (8,575)    $ (9,027)    $(10,439)
Current-period change          51       (1,009)      (1,956)         452        1,412
                         ------------------------------------------------------------
Ending balance           $(10,480)    $ (9,584)    $(10,531)    $ (8,575)    $ (9,027)
                         ============================================================

B.    Use of Estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C.    Inventories:

      Approximately 22% of net inventory is stated at cost, determined on the last-in, first-out (LIFO) basis, which is less than market value.

      The remaining inventory principally represents the sum of actual production and erection costs incurred to date on uncompleted elevator installation contracts plus a percentage of estimated profit (where applicable) reduced by progress billings. The net amounts so reflected in the balance sheets are not considered material.


D.    Property, Plant and Equipment and Depreciation:

      Property, plant and equipment includes the cost of land, buildings, equipment and significant improvements of existing plant and equipment. Expenditures for maintenance, repairs and minor renewals are expensed as incurred.

      When property or equipment is sold or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and the gain or loss realized on disposition is reflected in earnings.

      Plant and equipment is generally depreciated based upon accelerated methods, utilizing estimated useful property lives, for both accounting and tax purposes.

      Depreciation expense for the three month periods ended March 31, 1998 and 1997 (unaudited) was $2,578,000 and $2,010,000, respectively.

      Depreciation expense in 1997 was $9,426,000 compared with $7,416,000 in 1996 and $7,678,000 in 1995.

E.    Intangible Assets:

      Intangible assets subject to amortization include goodwill purchased after 1970, and the cost of certain patents, drawings, trademarks, work force, customer lists, service contracts and covenants not to compete. Goodwill is being amortized on a straight-line basis over a period, generally, of 40 years; the remaining amortization is based on estimated useful lives which range from 3 to 20 years. The Company evaluates its amortization policies regularly to determine whether later events and circumstances warrant revised estimates of useful lives. The Company periodically evaluates the recoverability of goodwill and other long-lived assets including their relation to the operating performance and future undiscounted net cash flows of the related business. In accordance with SFAS 121, impairment losses are recognized when warranted.

      Other intangible assets represent principally goodwill attributable to businesses purchased prior to 1970. These intangibles are also regularly evaluated and in the opinion of management have not diminished in value, and accordingly have not been amortized.

      Goodwill, net of amortization, aggregated $16,955,000 at March 31, 1998 (unaudited), $17,089,000 at December 31, 1997 and $18,121,000 at December 31, 1996.

      Amortization of intangibles for the three months periods ended March 31, 1998 and 1997 (unaudited) was $905,000 and $1,250,000 respectively. Amortization of intangibles in 1997 was $4,958,000, compared with $5,005,000 in 1996 and $5,653,000 in 1995.

F.    Revenue Recognition:

      Revenue is generally recognized as products are shipped or services rendered, however, substantially all of the Company's income from elevator installation contracts is recorded on the percentage-of-completion method. Under this method contract revenue is recognized as costs are accrued using estimated gross profit percentages.

G.    Income Taxes:

      The provision for income taxes includes Federal, state, local and foreign taxes.

      Tax credits, primarily for research and experimentation, are recognized as a reduction of the provision for income taxes in the year in which they are available for tax purposes, and aggregated $162,000 for the three months ended March 31, 1998 (unaudited), $63,000 for the three months ended March 31, 1997 (unaudited), $583,000 for 1997, $149,000 for 1996 and
      $329,000 for 1995. Research and experimentation expenditures charged to earnings amounted to $2,148,000 for the three months ended March 31, 1998 (unaudited), $2,106,000 for the three months ended March 31, 1997 (unaudited); $7,645,000 in 1997, $8,418,000 in 1996 and $9,777,000 in
      1995.

      Generally, no provision is made for U.S. income taxes on unremitted earnings of foreign subsidiaries since any U.S. taxes payable would be offset by foreign tax credits.

      All of the Company's U.S. operations are included in Dover Corporation's U.S. federal consolidated income tax return. Dover's consolidated income tax provision has been allocated to the Company as if the Company filed separate income tax returns. No liability for potential future federal income tax assessments relating to prior years is included in the Company's financial statements.

H.    Cash Flows:

      For purposes of the statement of cash flows, the Company considers all highly liquid investments, including highly liquid debt instruments purchased with an original maturity of three months or less, to be cash equivalents.

I.    Self Insurance:

      The Company is generally self-insured for losses and liabilities related primarily to workers' compensation, health and welfare claims, business interruption resulting from certain events and comprehensive general, product and vehicle liability. Losses are accrued based upon the Company's estimates of the aggregate liability for claims incurred using certain actuarial assumptions followed in the insurance industry and based on Company experience.

2.    BASIS OF PRESENTATION

On May 7, 1998 Dover Corporation announced a plan to spin-off its worldwide elevator business as of the date of the spin, to Dover Corporation's stockholders. The spin-off would result in the worldwide elevator business operating as a stand-alone publicly traded company. Dover Elevator, Inc. was formed in July of 1998 to be the holding company for Dover Elevator International, Inc. and subsidiaries as of the spin date. The financial data shown is for Dover Elevator International, Inc. and subsidiaries and does not include the results of European Elevator operations sold by Dover Corporation in June 1997. The spin-off is subject to the receipt of a ruling from the Internal Revenue Service that the transaction will be tax free to Dover Corporation's stockholders. The accompanying consolidated financial statements have been prepared as if Dover Corporation's worldwide elevator business as of the date of the spin had operated as an independent stand alone entity for all periods presented, except the Company generally has not had borrowings other than amounts due to Dover Corporation and there was no allocation of Dover Corporation's consolidated borrowings and related interest expense. Had Dover Corporation allocated interest based on a roll back calculation of the $175,000,000 pro forma debt, (unaudited) the interest would have been $2,563,000 for the three months ended March 31, 1998 and $10,504,000, $12,319,000 and $14,168,000 for 1997, 1996 and 1995 respectively. Such consolidated financial statements include substantially all the assets, liabilities, revenues and expenses of certain divisions and subsidiaries of Dover Corporation which comprise Dover Corporation's worldwide elevator business. The results herein include corporate overhead charges that were allocated based on management assumptions. Management believes the allocations to be reasonable. Because the consolidated financial statements do not include an allocation of Dover Corporation's borrowings and related interest expense and amounts due to Dover Corporation are principally non-interest bearing, the consolidated financial statements may not necessarily present the Company's financial position and results of operations as if the Company was a stand alone entity.

3.    ACQUISITIONS AND DISPOSITIONS:

On March 1, 1998 the Company acquired the assets of Gemini Elevator Corporation of New York City. This company is engaged in the elevator modernization, repair and maintenance of medium to high rise buildings in lower Manhattan.

The Company made no significant acquisitions during the period 1995-1997.

4.    ACCOUNTS RECEIVABLE:

Accounts receivable include retainage which has been billed, but which is not due pursuant to retainage provisions in construction contracts until completion of performance and acceptance by the customer. This retainage aggregated $35,896,000 at March 31,1998 (unaudited), $37,445,000 at December 31, 1997, and
$27,730,000 at December 31, 1996. Substantially all retained balances are collectible within one year.

5.    INVENTORIES:

Inventories, by components, are summarized as follows:

                                       (Unaudited)
                                        March 31,             December 31,
                                         -------         -----------------------
   (in thousands)                         1998            1997            1996
--------------------------------------------------------------------------------
Raw Materials                            $32,262         $31,311         $23,937
Work in process                           37,567          36,460          32,701
Finished goods                             4,495           4,363           2,942
                                         ---------------------------------------

Total                                     74,324          72,134          59,580
Less Lifo Reserve                          5,768           5,768           5,993
                                         ---------------------------------------

                                         $68,556         $66,366         $53,587
--------------------------------------------------------------------------------

6.    DEBT:

The Company has no debt except to Dover Corporation.


7.    CAPITAL STOCK AND ADDITIONAL PAID-IN CAPITAL:

Capital stock represents 200 shares of authorized and issued common stock of Dover Elevator International Inc.

                                                         (IN THOUSANDS)
                                                  Common Stock     Additional
                                                  $1 Par Value   Paid-in Capital
                                                  ------------------------------
Balance at December 31, 1995                         $  200          $2,425
                                                  ------------------------------
Balance at December 31, 1996                            200           2,425
                                                  ------------------------------
Balance at December 31, 1997                         $  200          $2,425
                                                  ==============================

Certain employees of the Company participate in Dover Corporation Stock Option Plan. Dover Corporation applies APB Opinion 25 and related Interpretations in accounting for stock options; accordingly, no compensation cost has been recognized. Had compensation cost been determined based upon the fair value of the stock options at grant date consistent with the method in SFAS Statement 123, the Company's 1997 pro forma net income would be $55,844,000.

The fair value of each option grant was estimated on the date of grant using a Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 6.06 percent; dividend yield of 1.1 percent; expected life of 6 years; and volatility of 16.65 percent. Additional adjustments are made for assumed cancellations and expectations that shares acquired through exercise of options are held during employment.

8.    EMPLOYEE BENEFIT PLANS:

The Company participates in Dover Corporation's defined benefit and defined contribution pension plans covering substantially all employees of the Company and its domestic and foreign subsidiaries. Plan benefits are generally based on years of service and employee compensation. Dover Corporation's funding policy is consistent with the funding requirements of ERISA and applicable foreign law. Separate actuarial valuations are performed annually as if the Company was a stand-alone entity.

The financial statements and related disclosures reflect Statement of Financial Accounting Standard No. 87 "Employers' Accounting for Pensions", for U.S. defined benefit pension plans; foreign defined benefit pension plans are not considered material. Pension cost and related disclosures for U.S. funded defined benefit plans for 1997, 1996 and 1995 include the following components:

                                                                  (IN THOUSANDS)
                                                          1997         1996         1995
                                                        ----------------------------------
Actual return on plan assets                            $ 10,481     $  2,156     $  9,655
Less deferred (gain) loss                                 (6,248)       1,856       (5,836)
                                                        ----------------------------------
Net return                                                 4,233        4,012        3,819
Net amortization                                             110          320         (136)
Deduct:
    Benefits earned during year                           (2,136)      (2,224)      (2,224)
    Interest accrued on projected benefit obligation      (3,025)      (3,112)      (2,973)
                                                        ----------------------------------
Net pension (expense) credit                            $   (818)    $ (1,004)    $ (1,514)
                                                        ==================================

The funded status and resulting accrued pension cost of U.S. defined benefit plans for the years ended December 31, 1997 and 1996 were as follows:

                                                            (IN THOUSANDS)
                                                             FUNDED PLANS
                                                           1997         1996
                                                         --------     --------
Plan assets at fair value                                $ 49,377     $ 41,526
                                                         ---------------------
Actuarial present value of benefit obligation:
     Vested                                                33,489       37,366
     Nonvested                                              2,349        2,069
                                                         ---------------------
Accumulated benefit obligation                             35,838       39,435
Effect of projected future salary increases                 8,330        7,566
                                                         ---------------------
Projected benefit obligation                               44,168       47,001
                                                         ---------------------

Plan assets in excess of projected benefit obligation       5,209       (5,475)
Unrecognized net (gain) loss                               (8,303)       3,693
Unrecognized FAS 87 transition (gain)                      (3,885)      (4,297)
Unrecognized prior service cost                             1,936        1,854
                                                         ---------------------
Accrued pension cost at December 31                      $ (5,043)    $ (4,225)
                                                         =====================

The assumptions used in determining the above were as follows: a weighted average discount rate of 7%, an average wage increase of 5% and an expected long-term rate of return on plan assets of 10%.

Approximately 78% (76% in 1996) of defined benefit plan assets were invested in equity securities with the remainder in fixed income and short term investments.

The Company also provides, through nonqualified plans, supplemental pension payments in excess of qualified plan limits imposed by Federal tax law. These plans cover officers and certain key employees and serve to restore the combined pension amount to original benefit levels. The plans are unfunded apart from the general assets of the Company. The pension benefit obligation and pension expense under these plans follow:

                                                (IN THOUSANDS)
                                         1997        1996        1995
                                        ------------------------------
       Pension benefit obligation        $627        $369      $1,175
       Pension expense                    307          47         199

For measurement purposes a discount rate of 8% was used together with an average wage increase of 6%.

Pension cost for all plans was $20,358,000 for 1997, $21,083,000 for 1996 and $21,426,000 for 1995.

In addition to the pension plans described above, there are two separate health care plans for retirees which provide medical coverage and/or life insurance. Both of these plan benefits have been frozen and are not funded. No new retires are covered by these plans. The financial statements and related disclosures reflect Statement of Financial Accounting Standards No. 106 "Employers Accounting for Post-retirement Benefits Other Than Pensions," for these plans.

The following table details the amounts recognized in the Company's Consolidated Balance Sheet at December 31 of each year:

                                                             (IN THOUSANDS)
                                                            1997         1996
                                                          ---------------------
Accumulated postretirement benefit obligation:
    Retirees                                              $ 1,175       $ 1,186
    Fully eligible active plan participants                    37            24
    Unamortized gain (loss)                                    (4)           (9)
    Accrued postretirement benefit cost
                                                          ---------------------
    Included in accrued liabilities                       $ 1,208       $ 1,201
                                                          =====================

Net postretirement benefit cost for 1997, 1996 and 1995 included the following components:

                                                       (IN THOUSANDS)
                                                1997        1996        1995
                                              ------------------------------
    Service cost                              $    1      $   --      $   --
    Interest cost                                 14          12          78
    Gain on settlement                            --          --          --
    Amortization gain                             --          --          --
                                              ------------------------------
    Net postretirement benefit costs          $   15      $   12      $   78
                                              ==============================

For measurement purposes a discount rate of 7% was used for the plan liability and rates from 5% to 15% annual rate of increase in the per capita cost covered benefit (i.e., health care cost trend rates) was assumed for 1999; the rates were assumed to decrease gradually to 7% by the year 2000 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amount reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $114,000 and the net postretirement benefit cost for 1997 by approximately $7,000.

9.    TAXES ON INCOME:


Total income taxes for the years ended December 31, 1997, 1996 and 1995 were allocated as follows:

            (in thousands)                     1997         1996         1995
-------------------------------------------------------------------------------
Income from Continuing operations             $33,994      $31,316      $11,190
                                              ---------------------------------
                                              $33,994      $31,316      $11,190
                                              =================================

Income taxes have been based on the following components of earnings before taxes on income:

            (in thousands)                     1997         1996         1995
-------------------------------------------------------------------------------
Domestic                                      $88,099      $78,620      $41,362
Foreign                                         1,992        3,697       (8,860)
                                              ---------------------------------
                                              $90,091      $82,317      $32,502
                                              =================================

Income tax expense (benefit) is made up of the following components:

            (in thousands)                     1997         1996         1995
-------------------------------------------------------------------------------
Current:
     U.S. Federal                             $33,779      $31,003      $19,047
     State and Local                            3,818        3,038        1,355
     Foreign                                    1,506        1,717        3,293
                                              ---------------------------------
Total Current                                  39,103       35,758       23,695
                                              ---------------------------------
Deferred:
     U.S. Federal                              (4,930)      (4,533)      (4,981)
     State and Local                             (367)        (151)        (345)
     Foreign                                      188          242       (7,179)
                                              ---------------------------------
Total Deferred                                 (5,109)      (4,442)     (12,505)
                                              ---------------------------------
Total Expense                                 $33,994      $31,316      $11,190
                                              =================================

The reason for the difference between the effective rate and the U.S. Federal Income statutory rate of 35% follow:

            (in thousands)                     1997         1996         1995
-------------------------------------------------------------------------------
U.S Federal income tax rate                      35.0%        35.0%        35.0%

State and Local taxes, net of Federal
income tax benefits                               2.5%         2.3%         2.0%
R&E credits                                      (0.6%)       (0.2%)       (1.0%)
FSC benefit                                      (0.8%)       (0.3%)       (0.4%)
Foreign Tax rate                                  1.2%         0.7%        (3.4%)
Non tax deductible items                          0.6%         0.5%         1.3%
Miscellaneous items                              (0.2%)        0.0%         0.9%
                                              ---------------------------------
     Effective rate                              37.7%        38.0%        34.4%
                                              ---------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 of each year are:

(in thousands)                                              1997         1996
-------------------------------------------------------------------------------
DEFERRED TAX ASSETS:

Accrued Insurance                                         $ 23,828     $ 23,967

Accrued  compensation, principally postretirement
benefits, and compensated absences                           6,349        5,136

Accrued  expenses                                            2,688          990

Accounts receivable, principally due to  allowance
for doubtful accounts                                        2,115        2,155

Plant and equipment, principally due to
differences in depreciation                                  3,355          489

Intangible assets, principally due to different tax
and financial reporting bases                                1,273          337

Other                                                           --        1,039
                                                          ---------------------

Total gross deferred tax assets                             39,608       34,113
                                                          ---------------------

DEFERRED TAX LIABILITIES:

Accounts receivable, principally due to retainage and
accrual acceptance on elevator contracts                   (26,274)     (25,905)

Other                                                          (37)         (20)
                                                          ---------------------

Total gross deferred tax liabilities                       (26,311)     (25,925)
                                                          ---------------------

Net deferred tax asset                                      13,297        8,188
                                                          =====================

Net current deferred asset                                   4,544        4,454
                                                          =====================

Net non-current deferred asset                            $  8,753     $  3,734
                                                          =====================

10.   RENTAL AND LEASE INFORMATION:

The Company leases certain facilities and equipment under operating leases, many of which contain renewal options. Total rental expense, net of insignificant sublease rental income, on all operating leases was $16,310,000, $15,492,000 and $14,661,000 for 1997, 1996 and 1995, respectively. Contingent rentals under the operating leases were not significant.

Minimum future rental commitments under operating leases having noncancelable lease terms in excess of one year aggregate $41 million as of December 31, 1997 and are payable as follows (in millions): 1999 - $9.3; 2000 - $8.2; 2001 - $5.9,
2002 - $4.6; 2003 - $3.2; and after 2004 - $10.1.

11.   CONTINGENCIES:

The Company is involved in ongoing remedial activities in certain locations, relating to environmental clean up in cooperation with regulatory agencies, and appropriate reserves have been established. In each instance the extent of the Company's liability is anticipated to be immaterial.

The Company is also party to a number of other legal proceedings incidental to its business. Management and legal counsel periodically review the probable outcome of such proceedings, the costs and expenses reasonably expected to be incurred, the availability and extent of insurance coverage and established reserves. While it is not possible at this time to predict the outcome of these legal actions, in the opinion of management, based on these reviews, the disposition of the lawsuits and the other matters mentioned above will not have a material effect on financial position, results of operations or cash flows.

12.   DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS:

The Company reports that the carrying amount of cash and cash equivalents, trade receivables, accounts payable, and accrued expenses approximates fair value due to the short maturity of these instruments.

13.   SEGMENT INFORMATION:

The Company operates in a single line of business, encompassing the manufacturing, installation and service of elevators.

    INFORMATION ABOUT THE COMPANY'S OPERATIONS IN DIFFERENT GEOGRAPHIC AREAS

                                                     (in thousands)
                                     Revenues(1)           Long-lived assets
For the years ended December 31,        1997             1997             1996
                                      ------------------------------------------
United States                         $746,733         $ 77,191         $ 69,172
Canada                                  59,637            5,203           11,740
China                                   17,570               --               --
Other Foreign                           28,931            1,769            1,123
                                      ------------------------------------------
                                      $852,871         $ 84,163         $ 82,035
                                      ==========================================

(1) Revenues are attributed to countries based on location of customer. Geographic revenue amounts were unavailable for prior periods on a comparable basis, and it was impractible to accumulate such information.

Export sales of domestic operations were $10 million for the three months ended March 31, 1998 (unaudited), $9 million for the three months ended March 31, 1997 (unaudited); $44 million in 1997, $41 million in 1996, and $36 million in 1995.

                         PRO FORMA FINANCIAL INFORMATION


The following presents unaudited pro forma financial information of the Company as adjusted to give effect to the Elevator Spin (the "Distribution") as of the beginning of the earliest period presented for statement of earnings purposes and as of the end of the period presented for balance sheet purposes. The unaudited pro forma financial information reflects the assumption by the Company of $175 million in debt to unrelated third parties as part of the distribution, at which time Dover Corporation will be released as on obligor (see note A); however, these financing arrangements are not finalized and may change. The $175 million represents the current estimate of management; the actual amount to be borrowed by the Company (and the amount of the distribution) will be determined based on the Company's financial position at the distribution date. The following data is presented for illustrative purpose only and is not necessarily indicative of the financial position or results of operations of the Company which would have occurred had the Elevator Spin actually been consummated as of such date, nor is this information indicative of the future financial position or results of operations of the Company. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto of the Company included elsewhere.

                      DOVER ELEVATORS, INC. AND SUBSIDIARIES
                (A WHOLLY OWNED SUBSIDIARY OF DOVER CORPORATION)

                      PRO FORMA BALANCE SHEET (UNAUDITED)*
                                AT MARCH 31, 1998
                                 (IN THOUSANDS)


                                                                        Pro Forma
                                                          Historical   Adjustments      Pro Forma
                                                          ---------     ---------       ---------
  Assets:
Current Assets:
   Cash & cash equivalents                                $  28,353     $ (25,000) (A)  $   3,353
   Receivables, net of allowance for doubtful accounts      200,567            --         200,567
   Inventories                                               68,556            --          68,556
   Prepaid expenses                                           7,735            --           7,735
                                                          -----------------------       ---------
      Total current assets                                  305,211       (25,000)        280,211
                                                          -----------------------       ---------
Property, plant & equipment (at cost)                       140,157            --         140,157
Accumulated depreciation                                     85,522            --          85,522
                                                          -----------------------       ---------
   Net property, plant & equipment                           54,635            --          54,635
                                                          -----------------------       ---------
Intangible assets, net of amortization                       33,340            --          33,340
Other intangible assets                                       3,009            --           3,009
Deferred charges & other assets                              10,955            --          10,955
                                                          -----------------------       ---------
                                                          $ 407,150     $ (25,000)      $ 382,150
                                                          =======================       =========

  Liabilities:
Current Liabilities:
   Notes payable                                          $      --     $      --       $      --
   Accounts payable                                          29,231            --          29,231
   Accrued compensation & employee benefits                  24,241            --          24,241
   Accrued insurance                                         76,565            --          76,565
   Other accrued expenses                                    51,926            --          51,926
                                                          -----------------------       ---------
      Total current liabilities                             181,963            --         181,963
                                                          -----------------------       ---------
Due to Dover Corporation                                      7,113                         7,113
Long-term debt                                                            175,000  (B)    175,000
Deferred compensation                                        13,517            --          13,517

  Stockholder's equity:
Common stock                                                    200           246  (C)        446
Additional paid-in capital                                    2,425          (246) (C)      2,179
Accumulated other comprehensive earnings                    (10,480)           --         (10,480)
Retained earnings                                           212,412      (200,000) (C)     12,412
                                                          -----------------------       ---------
                                                            204,557      (200,000)          4,557
                                                          -----------------------       ---------
                                                          $ 407,150     $ (25,000)      $ 382,150
                                                          =======================       =========

* As if Spin-off had happened at 3/31/98.
  Actual spin-date balance sheet will differ.

                     DOVER ELEVATORS, INC. AND SUBSIDIARIES
                (A WHOLLY OWNED SUBSIDIARY OF DOVER CORPORATION)

                  PRO-FORMA STATEMENT OF EARNINGS (UNAUDITED)*
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                             (IN THOUSANDS)

                                                             Pro Forma
                                               Historical   Adjustments      Pro Forma
                                               ---------     ---------       ---------
Net sales                                      $ 218,575     $      --       $ 218,575
Cost of sales                                    154,564            --         154,564
                                               -----------------------       ---------
   Gross profit                                   64,011            --          64,011
Selling & administrative expenses                 39,297           858  (D)     40,155
                                               -----------------------       ---------
   Operating profit                               24,714          (858)         23,856
                                               -----------------------       ---------
Other deductions (income):
   Net Interest                                      (47)        3,377  (B)      3,330
   Foreign exchange                                  420            --             420
   All other, net                                   (412)           --            (412)
                                               -----------------------       ---------
       Total                                         (39)        3,377           3,338
                                               -----------------------       ---------
Earnings before taxes on income                   24,753        (4,235)         20,518
    Federal & other taxes on income                8,840        (1,647) (E)      7,193
                                               -----------------------       ---------
Net earnings                                   $  15,913     $  (2,588)      $  13,325
                                               =======================       =========

Basic earnings per common share                                              $    0.30
Basic weighted average shares outstanding                               (F)     44,555

Diluted earnings per common share                                            $    0.30
Diluted weighted average shares outstanding                             (F)     44,625

* As if Spin-off had happened at 1/1/97.

                     DOVER ELEVATORS, INC. AND SUBSIDIARIES
                (A WHOLLY OWNED SUBSIDIARY OF DOVER CORPORATION)

                  PRO-FORMA STATEMENT OF EARNINGS (UNAUDITED)*
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                             Pro Forma
                                               Historical   Adjustments      Pro Forma
                                               ---------     ---------       ---------
Net sales                                      $ 852,871     $      --       $ 852,871
Cost of sales                                    613,735            --         613,735
                                               ---------     ---------       ---------
   Gross profit                                  239,136            --         239,136
Selling & administrative expenses                148,481         3,063  (D)    151,544
                                               ---------     ---------       ---------
   Operating profit                               90,655        (3,063)         87,592
                                               ---------     ---------       ---------
Other deductions (income):
   Net Interest                                      (16)       12,600  (B)     12,584
   Foreign exchange                                  165            --             165
   All other, net                                    415            --             415
                                               ---------     ---------       ---------
       Total                                         564        12,600          13,164
                                               ---------     ---------       ---------
Earnings before taxes on earnings                 90,091       (15,663)         74,428
    Federal & other taxes on earnings             33,994        (6,093) (E)     27,901
                                               ---------     ---------       ---------
Net earnings                                   $  56,097     $  (9,570)      $  46,527
                                               =========     =========       =========

Basic earnings per common share                                              $    1.04
Basic weighted average shares outstanding                               (F)     44,636

Diluted earnings per common share                                            $    1.04
Diluted weighted average shares outstanding                             (F)     44,695

* As if Spin-off had happened at 1/1/97.

                      DOVER ELEVATORS, INC. AND SUBSIDIARES
                (A WHOLLY OWNED SUBSIDIARY OF DOVER CORPORATION)
                     PRO FORMA NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


A. The unaudited pro forma financial information reflects the assumption by the Company of $175,000,000 of new borrowings at current interest rates (7.2%), resulting in pro forma interest expense; distribution of excess cash and the capitalization of the Company as of the time of the spin-off. The Company intends, and expects to have the ability, to finance its debt on a long-term basis; however, these financing arrangements are not finalized. Any such borrowings which the Company does not finance on a long-term basis will continue to be classified as current.

B. To reflect the $175,000,000 of new borrowings and related interest expense of $3,377,000 for the three months ended March 31, 1998 and $12,600,000 for the year ended December 31, 1997.

C. To reflect the proposed capitalization of the Company as a result of the spin-off. The distribution of 1 share of Company stock for every five shares of Dover Corporation Stock results in a pro forma number of shares equal to approximately 44,597,500 shares based on the number of outstanding Dover Corporation Shares at March 31, 1998. The par value is stated as $.01 per share resulting in $246,000 being reclassified from additional paid-in capital to common stock. The adjustment to retained earnings is comprised of the distribution to Dover Corporation concurrent with the spin-off (Note A).

D. Represents the additional estimated costs expected to be incurred by the Company on a prospective basis, including the incremental cost associated with the Company's status as an independent public company such as audit fees, directors and officers insurance, annual meetings, printing fees, etc. A portion of these costs has been included in the historical financial statements.

E. Records the estimated income tax effect on the pro forma adjustments described in notes B and D using the Company's combined Federal and State rate of 38.9%.

F. Pro forma earnings per share is determined based on the number of common shares and common share equivalents of Dover Corporation based on the distribution of one share of the Company for every five shares of Dover Corporation in connection with the spin-off.

      The increase in the average number of shares used to compute diluted earnings per share reflects incremental Dover Elevator, Inc. shares pursuant to Dover Corporation stock options currently outstanding and exercisable. The Company intends to implement its own stock option plan, the details of which have not been finalized. No such options have been granted, however when granted a different effect on dilution may result.

                                                                     SCHEDULE II


                      DOVER ELEVATORS, INC. AND SUBSIDIARIES
                (a wholly owned subsidiary of Dover Corporation)
                        VALUATION AND QUALIFYING ACCOUNTS

                    YEARS ENDED DECEMBER 31, 1997, 1996, 1995
                                 (IN THOUSANDS)

                                                           Additions
                                           Balance at      Charged to                  Balance at
                                          Beginning of      Cost and      Deductions    Close of
                                              Year          Expense          (1)          Year
                                              ----          -------          ---          ----
Year Ended December 31, 1997
      Allowance for Doubtful Accounts        $6,862         $3,915         $3,088       $7,689

Year Ended December 31, 1996
      Allowance for Doubtful Accounts        $5,424         $4,712         $3,274       $6,862

Year Ended December 31, 1995
      Allowance for Doubtful Accounts        $3,051         $4,624         $2,251       $5,424

Notes:

(1) Represents uncollectible accounts written off and reduction of prior years' over-provision less recoveries of accounts previously written off.

                                                             Charged,
                                            Balance at    (Credited) to                Balance at
                                           Beginning of      Cost and       Acq. by     Close of
                                              Year           Expense        Merger        Year
                                              ----           -------        ------        ----
                                                              (in thousands)
Year Ended December 31, 1997
      Lifo Reserve                           $5,994         $ (226)        $  --        $5,768

Year Ended December 31, 1996
      Lifo Reserve                           $6,199         $ (205)        $  --        $5,994

Year Ended December 31, 1995
      Lifo Reserve                           $6,088         $  111         $  --        $6,199

                      DOVER ELEVATORS, INC. AND SUBSIDIARIES
                (a wholly owned subsidiary of Dover Corporation)
                              Schedule of Property


                       Number and Nature of Facilities    Square Footage (000'S)
                       -------------------------------    ----------------------
                                  Ware-      Sales/
                         Mfg.     house      Service         Owned     Leased
                         ----     -----      -------         -----     ------
Elevator                    5        40          200           312      2,015


                                 Locations                   Leased Facilities
                       -------------------------------    -----------------------
                        North                             Expiration dates (Years)
                       American   Europe       Other         Minimum   Maximum
                       --------   ------       -----         -------   -------
Elevator                  193         7           19             1         61